Exhibit 10.2

MASTER LEASE

THIS MASTER LEASE (this “Lease”) is entered into this August 16, 2019, by and between CTR PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and that/those entity(ies) identified as Tenant on the signature pages attached hereto (collectively, “Tenant”).

RECITALS

A. Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord upon the terms set forth in this Lease.

B. Pursuant to that certain Guaranty of Master Lease dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), Trillium Healthcare Group, LLC, a Florida limited liability company (“Guarantor”) has agreed to guaranty the obligations of each of the entities comprising Tenant under this Lease,unless a Security Deposit is posted as provided herein.

C. A list of the Facilities covered by this Lease is attached hereto as Schedule 1.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

MASTER LEASE; DEFINITIONS; PREMISES; TERM

1.1 Recognition of Master Lease; Irrevocable Waiver of Certain Rights. Tenant and Landlord each acknowledges and agrees that this Lease constitutes a single, indivisible lease of the entire Premises, and the Premises constitutes a single economic unit. The Base Rent, Additional Rent, other amounts payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction, and such Base Rent, Additional Rent, other amounts and other provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Any Event of Default under this Lease shall constitute an Event of Default as to the entire Premises. Each of the entities comprising Tenant and Guarantor, in order to induce Landlord to enter into this Lease, to the extent permitted by law:

(a) Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the first sentence of this Section are true, correct and complete;

(b) Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a new and de novo lease, separate and distinct from any other lease between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof;

(c) Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a single lease pursuant to which the collective Premises are demised as a whole to Tenant;

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(d) Agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and

(e) Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Lease following a determination or finding in the nature of that described in the foregoing Section 1.1(d).

1.2 Definitions. Certain initially-capitalized terms used in this Lease are defined in Exhibit A. All accounting terms not otherwise defined in this Lease have the meanings assigned to them in accordance with GAAP.

1.3 Lease of Premises; Ownership. Upon the terms and subject to the conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the possession and use of the Premises upon and subject to the terms and conditions of this Lease. Tenant will not, at any time during the Term, take any position, whether in any tax return, public filing, contractual arrangement, financial statement or otherwise, other than that Landlord is the owner of the Premises for federal, state and local income tax purposes and that this Lease is a “true lease”.

1.4 Term. The initial term of this Lease (the “Initial Term”) shall be deemed to have commenced as of July 1, 2019 (the “Commencement Date”) and expiring at 11:59 p.m. on November 30, 2030 (the “Initial Expiration Date”). The term of this Lease may be extended for two (2) separate terms of five (5) years each (each, an “Extension Term”) if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a written notice (an “Extension Notice”) that it desires to exercise its right to extend the Term for one (1) Extension Term; and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Extension Notice or on the last day of the then current Term. During any such Extension Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. Once delivered to Landlord, an Extension Notice shall be irrevocable; provided, however, that, Tenant shall have ten (10) Business Days following Landlord’s notice to Tenant of the final determination of the Base Rent for the first Lease Year of the applicable Extension Term to elect to withdraw the applicable Extension Notice, which election must be in writing and once made, shall be irrevocable. Notwithstanding the foregoing, Tenant shall have no right to withdraw an Extension Notice if the Base Rent for the first Lease Year of the applicable Extension Term was calculated based on the Base Rent payable during the immediately preceding Lease Year rather than on the Fair Market Rental for the Premises as determined pursuant to Exhibit E.

1.5 Net Lease. This Lease is intended to be and shall be construed as an absolutely net lease, commonly referred to as a “net, net, net” or “triple net” lease, pursuant to which Landlord shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein, in connection with the Premises. All Rent payments shall be absolutely net to Landlord, free of all Impositions, utility charges, operating expenses, insurance premiums or any other charges or expenses in connection with the Premises, all of which shall be paid by Tenant.

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ARTICLE II

RENT

2.1 Base Rent.

2.1.1 During the Term, Tenant will pay to Landlord as base rent hereunder (the “Base Rent”): (i) for the month of July, 2019, Base Rent shall equal zero dollars ($0), (ii) commencing on August 1, 2019, Base Rent shall increase to an annual amount equal to Three Million Six Hundred Thousand Dollars ($3,600,000.00), and (iii) commencing on August 1, 2020, the Base Rent shall increase to an annual amount equal to Four Million Eight Hundred Thousand Dollars ($4,800,000.00). The Base Rent shall be payable in advance in twelve (12) equal monthly installments on or before the first (1st) Business Day of each calendar month; provided, however, the Base Rent attributable to the first (1st) full calendar month of the Term and the calendar month in which the Commencement Date occurs, which may be a partial month, shall be payable on the Commencement Date. Commencing on July 1, 2021, and on the first day of each Lease Year thereafter during the Term (including, without limitation, any Extension Term), the Base Rent shall increase to an annual amount equal to the sum of (a) the Base Rent for the immediately preceding Lease Year, and (b) the Base Rent for the immediately preceding Lease Year multiplied by the greater of (i) the Adjusted CPI Increase or (ii) one and one-half percent (1.5%).

2.1.2 Notwithstanding anything in Section 2.1.1 to the contrary, the Base Rent for the first Lease Year of each Extension Term shall be reset and expressed as an annual amount equal to the lesser of: (a) the Fair Market Rental of the Premises, and (b) the sum of (i) the annual Base Rent payable during the immediately preceding Lease Year, and (ii) the annual Base Rent for the immediately preceding Lease Year multiplied by twenty percent (20%). Notwithstanding the foregoing, on the first day of the second (2nd) Lease Year of any Extension Term and the first day of each Lease Year thereafter during such Extension Term, the Base Rent shall increase to an annual amount equal to the sum of (A) the Base Rent for the immediately preceding Lease Year, and (B) the Base Rent for the immediately preceding Lease Year multiplied by the greater of (1) the Adjusted CPI Increase or (2) one and one-half percent (1.5%).

2.1.3 Pursuant to the Facilities Transition Agreement, and subject to the terms and conditions set forth therein, Landlord has agreed to permit Tenant to defer the payment of (i) unpaid base rent that would otherwise be payable under the Prior Lease for the month of June 2019 in the amount of $789,913.00, and (ii) real property taxes for those facilities subject to the Prior Lease and located in the State of Ohio (the “Ohio Facilities”) for the period from January 1, 2019 to the “Transition Date” (as defined in the Facilities Transition Agreement) in the amount of $419,522.22 (collectively, the “Deferred Rent”). Commencing with the Payment Date on January 2, 2020 and continuing on for each of the thirty- five (35) consecutive Payment Dates thereafter (the period from the January 2, 2020 Payment Date to the last such Payment Date being hereinafter referred to as the “Deferral Repayment Period”), together with each payment of Base Rent, Tenant will pay to Landlord a monthly payment of the Deferred Rent in the amount of $33,595.43. Landlord and Tenant acknowledge and agree that the amount of Deferred Rent set forth in clause (ii) above is based on a Transition Date for the Ohio Facilities of September 1, 2019. If the Transition Date for any of the Ohio Facilities is later than September 1, 2019, then the amount of Deferred Rent set forth in clause (ii) shall be adjusted to reflect the actual Transition Date for the Ohio Facilities with Tenant being responsible for real property taxes for each Ohio Facility through the Transition Date applicable to each such Ohio Facility. Upon any such adjustment to the amount of Deferred Rent, the monthly payment of Deferred Rent set forth in this Section 2.13 shall also be correspondingly adjusted as necessary to cause the aggregate amount of Deferred Rent (as so adjusted) to be fully repaid through equal monthly installments ending on the expiration of the Deferral Repayment Period.

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2.2 Additional Rent. In addition to the Base Rent, Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease. In the event of any failure on the part of Tenant to pay any of those items referred to in the previous sentence, Tenant will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of the same. Collectively, the items referred to in the first two sentences of this Section 2.2 are referred to as “Additional Rent.” Except as may otherwise be set forth herein, any costs or expenses paid or incurred by Landlord on behalf of Tenant that constitute Additional Rent shall be reimbursed by Tenant to Landlord within ten (10) days after the presentation by Landlord to Tenant of invoices therefor.

2.3 Method of Payment. All Rent payable hereunder shall be paid in lawful money of the United States of America. Except as may otherwise be specifically set forth herein, Rent shall be prorated as to any partial months at the beginning and end of the Term. Rent to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. If Landlord directs Tenant to pay any Base Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

2.4 Late Payment of Rent. Tenant hereby acknowledges that the late payment of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Rent payable to a Person other than Landlord (or a Facility Mortgagee) shall not be paid within five (5) days of its Payment Date, Tenant shall pay to Landlord, on demand, a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, if any installment of Rent other than Additional Rent payable to a Person other than Landlord (or a Facility Mortgagee) shall not be paid within ten (10) days after its Payment Date, the amount unpaid, including any late charges, shall bear interest at the Agreed Rate compounded monthly from such Payment Date to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall neither constitute waiver of nor excuse or cure any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

2.5 Guaranty. Tenant’s obligations under this Lease are guaranteed by the Guarantor pursuant to the Guaranty, unless a Security Deposit is posted pursuant to Section 3.1 of the Lease.

ARTICLE III

SECURITY DEPOSIT; LETTER OF CREDIT

3.1 Security Deposit. Tenant shall pay to Landlord the amount of Nine Hundred Thousand Dollars ($900,000) as security (the “Security Deposit”) for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease. As more fully set forth in the Guaranty, and subject to the terms and conditions set forth therein, Guarantor’s obligations under the Guaranty shall terminate with respect to any liabilities arising from and after the Security Deposit Date (as defined below) upon the date on which Tenant deposits with Landlord the full and unapplied Security Deposit (the “Security Deposit Date”).

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3.1.1 The Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease by Tenant, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant. The Security Deposit shall be the property of Landlord and it may commingle the Security Deposit with other assets of Landlord, and Tenant shall not be entitled to any interest on the Security Deposit.

3.1.2 Upon the occurrence of any Event of Default, Landlord, at its option and in such order as Landlord in its sole discretion may determine, may apply the Security Deposit to any (a) obligation of Tenant under this Lease, or (b) Losses that Landlord may incur in connection with, or related to, this Lease, or any Event of Default under this Lease, whether such obligation or Loss accrues before or after the Event of Default.

3.1.3 If Landlord sells or transfers the Premises or Landlord ceases to have an interest in the Premises, Landlord may remit any unapplied part of the Security Deposit (or transfer the Letter of Credit if the LC Election has been made) to the successor owner of the Premises, and from and after such payment or transfer, Landlord shall be relieved of all liability with respect thereto. In the case of any partial transfer or cessation, Landlord may transfer such portion of the Security Deposit as Landlord allocates to such part of the Premises, in its reasonable discretion.

3.1.4 In the event Landlord applies all or any portion of the Security Deposit in connection with an Event of Default, Tenant shall (within ten (10) days following delivery of written notice by Landlord) deposit such funds with Landlord as to restore the Security Deposit to the amount of $900,000 as provided in Section 3.1 above. For the avoidance of doubt, if Tenant’s replenishment obligation set forth in this Section 3.1.4 is triggered as of a date that is subsequent to the effective date of the termination of the Guaranty pursuant to Section 3.1 above, then said replenishment obligation shall not be a guaranteed obligation of Guarantor under the Guaranty (which Guaranty, at such time, would have been terminated); provided, however, that nothing herein shall, or shall be deemed to have, modified, canceled, terminated, or otherwise changed Tenant’s obligation to replenish the Security Deposit as provided for in this Section 3.1.4.

3.1.5 If no Event of Default has occurred and is continuing under this Lease and Tenant has fully performed and satisfied all of its obligations under this Lease, then Landlord shall pay the Security Deposit, or remaining unapplied portion thereof, to Tenant within sixty (60) days after the expiration or earlier termination of this Lease and the surrender of the Premises to Landlord in accordance with the terms of this Lease.

3.2 Letter of Credit. In lieu of depositing the Security Deposit with Landlord as and when required pursuant to Section 3.1, and upon prior written notice to Landlord, Tenant may elect (such election, the “LC Election”) to deposit with Landlord and maintain during the Term and for sixty (60) days after the Expiration Date, a Letter of Credit in an undrawn face amount equal to three (3) monthly payments of Base Rent in the first year of the lease (the “LC Amount”) as partial collateral for Tenant’s obligations under this Lease. During any period in which the LC Election has been made, the following provisions shall apply:

3.2.1 Upon the occurrence of an Event of Default, Landlord may, but shall not be required to, draw upon the Letter of Credit (in whole or in part) and apply the cash proceeds thereof to the obligations due from Tenant under this Lease and to compensate Landlord for the damages suffered or incurred by it in connection with such Event of Default (or any other Event of Default). Any amount drawn by Landlord shall not be deemed: (a) to fix or determine the amounts to which Landlord is entitled to recover under this Lease or otherwise; (b) to waive or cure any default under this Lease; or (c) to limit or waive Landlord’s right to pursue any remedies provided for in this Lease.

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3.2.2 Tenant covenants as follows: (a) on or before thirty (30) days prior to the expiration date of the then issued and outstanding Letter of Credit, Tenant shall deposit with Landlord a replacement Letter of Credit in the LC Amount; (b) if all or any portion of the Letter of Credit is drawn against by Landlord, Tenant shall, within five (5) Business Days after demand by Landlord, deposit with Landlord a replacement or supplementary Letter of Credit such that at all times during the term of this Lease and for sixty (60) days after the Expiration Date, Landlord shall have the ability to draw on one or more Letters of Credit totaling, in the aggregate, the LC Amount; and (c) following an Issuer Revocation, Tenant shall obtain a replacement Letter of Credit in the LC Amount from another Issuer within fifteen (15) days of Landlord’s written demand therefor. If Tenant fails to timely perform any of the foregoing, then in addition to any other rights and remedies available under this Lease, Landlord may immediately draw upon the full amount of the then issued and outstanding Letter of Credit.

3.2.3 Upon the issuance of a replacement Letter of Credit, Landlord shall have the right to draw solely on such replacement Letter of Credit and Landlord shall have no right to draw against the Letter of Credit which is replaced by such replacement Letter of Credit.

3.2.4 Tenant shall have the right to deposit with Landlord one or more Letters of Credit to satisfy the requirements of this Section 3.2, so long as the aggregate undrawn face amount of all issued and outstanding Letters of Credit equal the LC Amount.

3.2.5 Within five (5) Business Days after receipt of any written demand by Landlord, Tenant shall produce to Landlord (a) evidence satisfactory to Landlord, in the exercise of its commercially reasonable judgment, that Issuer is then in compliance with the Issuer Standards, and

(b) such other information concerning Issuer as Landlord may reasonably request.

3.2.6 If Landlord draws on a Letter of Credit, the cash proceeds thereof not used to compensate Landlord for amounts due to Landlord under this Lease by reason of an Event of Default shall be held by Landlord as an additional security deposit under this Lease and Landlord may, from time to time, without prejudice to any other right or remedy, apply such cash proceeds to the obligations due from Tenant under this Lease and to compensate Landlord for the damages suffered or incurred by it in connection with such Event of Default (or any other Event of Default). The holding of such cash proceeds by Landlord shall not limit or stay Tenant’s obligation hereunder to cause to be issued a Letter of Credit in the LC Amount. Absent an Event of Default (except an Event a Default that would be fully cured by the posting of a Letter of Credit in the LC Amount), upon Landlord’s receipt of a Letter of Credit in the LC Amount, any such cash proceeds then held by Landlord shall be returned to Tenant. If requested by Tenant, Landlord shall make such cash proceeds available to collateralize a replacement Letter of Credit or supplemental Letter of Credit pursuant to a written agreement with the applicable Issuer, whereby Landlord shall agree to disburse such cash proceeds to the applicable Issuer upon such Issuer’s irrevocable and unconditional commitment to issue the applicable replacement Letter of Credit or supplemental Letter of Credit upon its receipt of such cash proceeds. Notwithstanding the foregoing, Landlord shall not be required to make such cash proceeds available if an Event of Default then exists. If Tenant is not in default under this Lease as of the Expiration Date, any cash proceeds then held by Landlord shall be returned to Tenant within sixty (60) days following the Expiration Date.

3.2.7 In the event that when the LC Election is made, Landlord is holding the Security Deposit pursuant to Section 3.1 above, then upon Landlord’s receipt of: (i) written notice from Tenant making the LC Election, and (ii) a Letter of Credit in the LC Amount satisfying the provisions of this Section 3.2, any such cash Security Deposit then held by Landlord shall be returned to Tenant.

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ARTICLE IV

IMPOSITIONS AND OTHER CHARGES

4.1 Impositions.

4.1.1 Subject to Section 4.5, Tenant shall pay all Impositions attributable to a tax period, or portion thereof, occurring during the Term (irrespective of whether the Impositions for such tax period are due and payable after the Term), when due and before any fine, penalty, premium, interest or other cost may be added for non-payment. Where feasible, such payments shall be made directly to the taxing authorities. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments (provided no such installments shall extend beyond the Term) and, in such event, shall pay such installments during the Term before any fine, penalty, premium, further interest or cost may be added thereto. Tenant shall deliver to Landlord, not less than five (5) days prior to the due date of each Imposition, copies of the invoice for such Imposition, the check delivered for payment thereof and an original receipt evidencing such payment or other proof of payment satisfactory to Landlord.

4.1.2 Notwithstanding Section 4.1.1 to the contrary, Landlord may elect to pay those Impositions, if any, based on Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock directly to the taxing authority and within ten (10) Business Days of Landlord delivering to Tenant notice and evidence of such payment, Tenant shall reimburse Landlord for such paid Impositions. In connection with such Impositions, Tenant shall, upon request of Landlord, promptly provide to Landlord such data as is maintained by Tenant with respect to any Facility as may be necessary to prepare any returns and reports to be filed in connection therewith.

4.1.3 Tenant shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to or relating to all Impositions (other than those Impositions, if any, based on Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock).

4.1.4 Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense, shall reasonably cooperate with Tenant in such protest, appeal or other action; provided, however, that upon Landlord’s request in connection with any such protest or appeal, Tenant shall post an adequate bond or deposit sufficient sums with Landlord to insure payment of any such real estate or personal property assessments during the pendency of any such protest or appeal.

4.1.5 Landlord or Landlord’s designee shall use reasonable efforts to give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge, provided, however, that any failure by Landlord to provide such notice to Tenant shall in no way relieve Tenant of its obligation to timely pay the Impositions.

4.1.6 Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof shall survive such termination.

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4.2 Utilities; CC&Rs. Tenant shall pay any and all charges for electricity, power, gas, oil, water and other utilities used in connection with each Facility during the Term. Tenant shall also pay all costs and expenses of any kind whatsoever which may be imposed against Landlord during the Term by reason of any of the covenants, conditions and/or restrictions affecting any Facility or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits any Facility, including any and all costs and expenses associated with any utility, drainage and parking easements. If Landlord is billed directly for any of the foregoing costs, Landlord shall send Tenant the bill and Tenant shall pay the same before it is due.

4.3 Insurance. Subject to Section 4.6, Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.

4.4 Other Charges. Tenant shall pay all other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of each Facility.

4.5 Real Property Imposition Impounds.

4.5.1 If required under the terms of any Facility Mortgage Document or at Landlord’s option (to be exercised by thirty (30) days’ written notice to Tenant) following (i) the occurrence and during the continuation of an Event of Default, or (ii) following the occurrence of more than one (1) Event of Default in any twelve (12) month period and for the remainder of the Term, Tenant shall include with each payment of Base Rent a sum equal one-twelfth (1/12th) of 100% of the amount required to discharge the annual amount of Real Property Impositions. Landlord may, at its option, from time to time require that any particular deposit be greater than one-twelfth (1/12th) of 100% of the estimated annual Real Property Impositions if necessary to provide a sufficient fund from which to make payment of such Real Property Impositions on or before the next due date of any installment thereof. Additionally, Landlord may change its estimate of any Real Property Imposition for any period on the basis of a change in an assessment or tax rate or for any other good faith reason. In such event, Tenant shall deposit with Landlord the amount in excess of the sums previously deposited with Landlord for the applicable period within ten (10) days after Landlord’s request therefor. If at any time within thirty (30) days before the due date of any Real Property Imposition, the deposits are insufficient for the payment in full of the obligation for which the deposits are being held, Tenant shall remit the amount of the deficiency to Landlord within ten (10) days after written demand from Landlord. If Landlord elects (to the extent permitted pursuant to this Section 4.5.1), to require Tenant to impound Real Property Impositions hereunder, Tenant shall, as soon as they are received, deliver to Landlord copies of all notices, demands, claims, bills and receipts in relation to the Real Property Impositions.

4.5.2 The sums deposited by Tenant under this Section 4.5 shall be held by Landlord, shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, and may be commingled with the other assets of Landlord. Provided no Event of Default then exists under this Lease, and provided that Tenant has timely delivered to Landlord copies of any bills, claims or notices that Tenant has received, the sums deposited by Tenant under this Section 4.5 shall be used by Landlord to pay Real Property Impositions as the same become due. Upon the occurrence of any Event of Default, Landlord may apply any funds held by it under this Section 4.5 to cure such Event of Default or on account of any damages suffered or incurred by Landlord in connection therewith or to any other obligations of Tenant arising under this Lease, in such order as Landlord in its discretion may determine.

4.5.3 If Landlord transfers this Lease, it shall transfer all amounts then held by it under this Section 4.5 to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto. As of the Expiration Date, any sums held by Landlord under this Section 4.5 shall be returned to Tenant, only as and when the conditions of Section 3.1, or if the LC Election has been made, Section 3.2, for the return of the Security Deposit or, as applicable, Letter of Credit have been met and provided that any and all Real Property Impositions due and owing hereunder have been paid in full.

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4.5.4 Notwithstanding anything herein which may be construed to the contrary, if Landlord elects (to the extent permitted pursuant to Section 4.5.1) to require Tenant to impound Real Property Impositions hereunder, Landlord shall have no liability to Tenant for failing to pay any Real Property Impositions to the extent that: (a) any Event of Default has occurred and is continuing, (b) insufficient deposits under this Section 4.5 are held by Landlord at the time such Real Property Impositions become due and payable, or (c) Tenant has failed to provide Landlord with copies of the bills, notices, and claims for such Real Property Impositions as required pursuant to Section 4.5.1.

4.6 Insurance Premium Impounds. If (a) required under the terms of any Facility Mortgage Document or (b) at Landlord’s option (to be exercised by thirty (30) days’ written notice to Tenant) following (i) the occurrence and during the continuation of an Event of Default, or (ii) following the occurrence of more than one (1) Event of Default in any twelve (12) month period and for the remainder of the Term, Tenant shall be required to deposit, at the time of any payment of Base Rent, an amount equal to one-twelfth (12th) of 100% of Tenant’s estimated annual insurance premiums, into an impound account as directed by Landlord; provided, however, such deposits required pursuant to clause (b) shall be limited to estimated annual insurance premiums for property insurance described in Sections 9.1.1 through 9.1.3, inclusive, below. As applicable, the terms of Section 4.5 shall govern the amounts deposited under this Section 4.6.

ARTICLE V

ACCEPTANCE OF PREMISES; NO IMPAIRMENT

5.1 Acceptance of Premises. Tenant acknowledges receipt and delivery of possession of the Premises and confirms that Tenant has examined and otherwise has knowledge of the condition of the Premises prior to the execution and delivery of this Lease and has found the same to be in good order and repair, free from Hazardous Materials not in compliance with applicable Hazardous Materials Laws and satisfactory for its purposes hereunder. Regardless, however, of, any prior knowledge, any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. Tenant acknowledges and agrees that (A) it and/or its Affiliates have operated the Premises prior to the Commencement Date, and (B) Tenant has knowledge of all aspects of the Premises, Improvements thereon, and operation of the Facilities. TENANT FURTHER ACKNOWLEDGES AND AGREES THAT LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT.

5.2 No Impairment. The respective obligations of Landlord and Tenant shall not be affected or impaired by reason of (a) any damage to, or destruction of, any Facility, from whatever cause, or any Condemnation of any Facility (except as otherwise expressly and specifically provided in Article XI or Article XII); (b) the interruption or discontinuation of any service or utility servicing any Facility; (c) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of any Facility due to the interference with such use by any Person or eviction by paramount title; (d) any claim that Tenant has or might have against Landlord on account of any breach of warranty or default by Landlord under this Lease or any other agreement by which Landlord is bound; (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; (f) any Licensing Impairment; or (g) for any other cause whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law or equity (x) to modify, surrender or terminate this Lease or quit or surrender any Facility, or (y) that would entitle Tenant to any abatement, reduction, offset, suspension or deferment of Rent. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and Rent shall continue to be payable in all events until the termination of this Lease, other than by reason of an Event of Default. Tenant’s sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action

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ARTICLE VI

OPERATING COVENANTS

6.1 Tenant Personal Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate each Facility in compliance with this Lease (the “Tenant Personal Property”).

6.2 Landlord Personal Property. Tenant may, from time to time, in Tenant’s reasonable discretion, without notice to or approval of Landlord, sell or dispose of any item of the Landlord Personal Property; provided, however, that, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar or superior quality, use and functionality, and any such replacement item shall, for all purposes of this Lease, continue to be treated as part of the “Landlord Personal Property.” Tenant shall, promptly upon Landlord’s request from time to time, provide such information as Landlord may reasonably request relative to any sales, dispositions or replacements of the Landlord Personal Property pursuant to this Section 6.2 and shall provide to Landlord with an updated inventory of the Landlord Personal Property.

6.3 Primary Intended Use. During the entire Term, Tenant shall continually use each Facility for its Primary Intended Use (subject to Articles XI and XII) and for no other use or purposes and shall operate each Facility in a manner consistent with a high quality healthcare facility, employing sound reimbursement principles under all applicable Third Party Payor Programs.

6.4 Compliance with Legal Requirements and Authorizations.

6.4.1 Tenant, at its sole cost and expense, shall promptly (a) comply with all Legal Requirements and Insurance Requirements regarding the use, condition and operation of each Facility and the Tenant Personal Property, and (b) procure, maintain and comply with all Authorizations. The Authorizations for any Facility shall, to the maximum extent permitted by Legal Requirements, relate and apply exclusively to such Facility, and Tenant acknowledges and agrees that, subject to all applicable Legal Requirements, the Authorizations are appurtenant to the Facilities to which they apply, both during and following the termination or expiration of the Term.

6.4.2 Tenant and the Premises shall comply in all material respects with all licensing and other Legal Requirements applicable to the Premises and the business conducted thereon and, to the extent applicable, all Third Party Payor Program requirements. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting any Facility, result in closure of the Facility, result in the termination or suspension of Tenant’s ability to operate any Facility for its Primary Intended Use or result in the termination, suspension, non-renewal or other limitation of any Authorization, including, but not limited to, the authority to admit residents to any Facility or right to receive reimbursement for items or services provided at any Facility from any Third Party Payor Program.

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6.4.3 Tenant shall not transfer any Authorizations to any location other than the Facility operated by such Tenant or as otherwise required by the terms of this Lease nor pledge any Authorizations as collateral security for any loan or indebtedness except as required by the terms of this Lease.

6.5 Preservation of Business. Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Premises is dependent, in part, on the concentration of similar businesses of Tenant and its Affiliates in the geographical area of each Facility. Tenant further acknowledges that the diversion of staff, residents, or patient care activities from any Facility to other facilities owned or operated by Tenant, Guarantor, or any of their respective Affiliates will have a material adverse effect on the value and utility of such Facility. Therefore, Tenant agrees that during the Term and for a period of one (1) year thereafter, none of Tenant, Guarantor, nor any of their respective Affiliates shall, without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole and absolute discretion): (a) operate, own, develop, lease, manage, control, invest in, participate in or otherwise receive revenues from a Competing Facility, (b) permit his, her or its name to be used by, or in connection with, any Competing Facility, (c) except as is necessary to provide residents or patients with an alternative level of care, recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing, or retirement housing facility or divert actual or potential residents, patients or care activities of any Facility to any other facilities owned or operated by Tenant, Guarantor, or any of their respective Affiliates or from which they receive any type of referral fees or other compensation for transfers, or (d) employ for any other businesses any management or supervisory personnel working on or in connection with any Facility or the operations thereof. The obligations of Tenant and Guarantor under this Section 6.5 shall survive the expiration or earlier termination of this Lease.

6.6 Maintenance of Books and Records. Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, and a standard modern system of accounting, in all material respects reflecting the financial affairs of Tenant and the results from operations of each Facility, individually and collectively. Landlord shall have the right, from time to time during normal business hours after three (3) Business Days prior oral or written notice to Tenant, itself or through any of Landlord’s Representatives, to examine and audit such books and records at the office of Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord’s Representatives shall request and Tenant hereby agrees to reasonably cooperate with any such examination or audit at Tenant’s cost and expense.

6.7 Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit D within the applicable time specified therein. All financial information provided shall be prepared in accordance with GAAP and shall be submitted electronically using the applicable template provided by Landlord from time to time or, if no such template is provided by Landlord, in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions) or in such other form as Landlord may reasonably require from time to time. If Tenant or any Guarantor becomes subject to any reporting requirements of the Securities and Exchange Commission during the Term, it shall concurrently deliver to Landlord such reports as are delivered pursuant to applicable securities laws. In addition to, and without limiting any other remedies which Landlord may have under this Lease, at law, or in equity, Tenant shall be assessed with a $500 administrative fee for each instance in which Tenant fails to provide Landlord with the reports listed in Exhibit D within the applicable time specified therein, which administrative fee shall be immediately due and payable to Landlord; provided, however, that with respect to the first failure by Tenant to provide such reports when due in any twelve (12) month period, Landlord shall provide Tenant written notice specifying that the report was not provided when due, Tenant shall have three (3) Business Days after receipt of such notice to provide Landlord with such report, and Landlord may assess Tenant with the $500 administrative fee only if Tenant has not provided such report to Landlord upon the expiration of such three (3) Business Day period.

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6.7.1 In addition to the reports required under Section 6.7 above, upon Landlord’s request from time to time, Tenant shall provide Landlord with such reasonable additional information and unaudited quarterly financial information concerning each Facility, the operations thereof and Tenant and Guarantor as Landlord may require for purposes of securing financing for the Premises or its ongoing filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term. Unless otherwise agreed between the parties, any such request for additional information will not include facility level proformas.

6.7.2 Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of any Facility which does not violate the confidentiality of the facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Landlord’s securities or interests, and any other reporting requirements under applicable federal or state laws, including those of any successor to Landlord.

6.8 Estoppel Certificates. Tenant shall, at any time upon not less than five (5) days prior written request by Landlord, have an authorized representative execute, acknowledge and deliver to Landlord or its designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default and (d) as to such other matters as Landlord may reasonably request.

6.9 Furnish Information. Tenant shall promptly notify Landlord of any condition or event that constitutes a breach of any term, condition, warranty, representation, or provision of this Lease and of any adverse change in the financial condition of any Tenant or Guarantor and of any Event of Default.

6.10 Affiliate Transactions. No Tenant shall enter into, or be a party to, any transaction with an Affiliate of any Tenant or any of the partners, members or shareholders of any Tenant except in the Ordinary Course of Business and on terms that are fully disclosed to Landlord in advance and are no less favorable to any Tenant or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

6.11 Waste. No Tenant shall commit or suffer to be committed any waste on any of the Premises, nor shall any Tenant cause or permit any nuisance thereon.

6.12 Additional Covenants. Tenant shall satisfy and comply with the following performance covenants throughout the Term:

6.12.1 Tenant shall maintain a Portfolio Coverage Ratio equal to or greater than the Minimum Rent Coverage Ratio.

6.12.2 Tenant shall maintain for each fiscal quarter an occupancy rate of at least 82.5% in the aggregate across all of the Facilities.

6.12.3 Subject to Section 20.2, Tenant shall not, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (i) any Debt except for Permitted Debt; or (ii) any Contingent Obligations except for Permitted Contingent Obligations. Tenant shall not default on the payment of any Permitted Debt or Permitted Contingent Obligations.

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6.12.4 Tenant shall not, directly or indirectly, (i) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, or (ii) engage or enter into any agreement to engage in any joint venture or partnership with any other Person.

6.12.5 Tenant shall not cancel or otherwise forgive or release any material claim or material debt owed to any Tenant by any Person, except for adequate consideration and in the Ordinary Course of Business. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s occupancy, maintenance, or operation of a Facility or any portion thereof for its Primary Intended Use, Tenant shall cause such proceedings to be vigorously contested in good faith, and shall, without limiting the generality of the foregoing, use all reasonable commercial efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.

6.12.6 After the occurrence of an Event of Default and until such Event of Default is cured, no Tenant shall make any payments or distributions (including salaries, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to any Guarantor or any Affiliate of any Tenant or any Guarantor, or any shareholder, member, partner or other equity interest holder of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor. Notwithstanding the previous sentence, payments may be made (a) pursuant to a service contract, provided (i) the services to be provided pursuant to such contract are required in order to ensure continuity of service and care at the applicable Facility in compliance with all applicable Authorizations and Required Authorizations and (ii) such contract was previously approved, in writing, by Landlord, and (b) pursuant to a management agreement to the extent permitted in a subordination of management agreement in the form attached hereto as Exhibit G previously entered into by Landlord and such payee manager.

6.12.7 Tenant hereby represents and warrants to Landlord that as of the date of this Lease, Tenant has immediately available working capital in an amount reasonably sufficient to satisfy all Legal Requirements and apply for and obtain the Required Authorizations. Tenant hereby covenants and agrees that as of the Commencement Date, Tenant shall have immediately available working capital in an amount reasonably sufficient to fund the day-to-day operations of the Facilities and sufficient to satisfy all Legal Requirements and maintain all Authorizations at the Facilities. Tenant shall, within five (5) days of written request of Landlord, provide evidence reasonably acceptable to Landlord demonstrating Tenant’s compliance with the representations, warranties, and covenants set forth in this Section.

6.13 No Liens. Subject to the provisions of Article VIII relating to permitted contests and excluding the applicable Permitted Encumbrances, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Facility, this Lease or Tenant’s interest in any Facility or any attachment, levy, claim or encumbrance in respect of the Rent.

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ARTICLE VII

MAINTENANCE AND REPAIR

7.1 Tenant’s Maintenance Obligation. Tenant shall (a) keep and maintain each Facility in good appearance, repair and condition, and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep each Facility in good and lawful order and condition and in compliance with all Legal Requirements, Insurance Requirements and Authorizations and to maintain each Facility in a high quality operating and structural condition for use for its Primary Intended Use, and (c) keep and maintain all Landlord Personal Property and Tenant Personal Property in good condition and repair and replace such property consistent with prudent industry practice. All repairs performed by Tenant shall be done in a good and workmanlike manner. Landlord shall under no circumstances be required to repair, replace, build or rebuild any improvements on any Facility, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Facility, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain any Facility in any way. Tenant hereby waives, to the extent permitted by law or any equitable principle, the right to make repairs at the expense of Landlord pursuant to any law currently in effect or hereafter enacted.

7.2 Premises Condition Report. Landlord, may from time to time and at Tenant’s sole expense, cause an engineer designated by Landlord, in its sole discretion, to inspect any Facility and issue a report (a “Premises Condition Report”) with respect to such Facility’s condition; provided, however, Tenant’s obligation to bear the expense for such inspections and reports shall be limited to one such inspection and report in any two (2) year period unless (a) an Event of Default has occurred and is continuing or (b) Landlord has a reasonable basis to believe that there is a condition at such Facility which could be a violation of Section 7.1 above or could cause such Facility to be out of compliance with all applicable Authorizations and/or Required Authorizations. Tenant shall, at its own expense, make any and all repairs or replacements that are recommended by such Premises Condition Report that relate to life safety or are otherwise required to be performed by Tenant under Section 7.1 above.

7.3 Notice of Non-Responsibility. Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Facility or any part thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in any Facility or any portion thereof. Landlord may post, at Tenant’s sole cost, such notices of non-responsibility upon, or of record against, any Facility to prevent the lien of any contractor, subcontractor, laborer, materialman or vendor providing work, services or supplies to Tenant from attaching against such Facility. Tenant agrees to promptly execute and record any such notice of non-responsibility at Tenant’s sole cost.

7.4 Permitted Alterations. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, Tenant shall not make any Capital Alterations or Material Alterations. Tenant may, without Landlord’s consent, make any other Alterations provided the same (a) do not decrease the value of the applicable Facility, (b) do not adversely affect the exterior appearance of such Facility and (c) are consistent in terms of style, quality and workmanship to the original Leased Improvements and Fixtures of such Facility, and provided further that the same are constructed and performed in accordance with the following:

7.4.1 Such construction shall not commence until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Encumbrance of such Facility); provided, however, that any Plans and Specifications required to be filed in connection with any such permits or authorizations that require the approval of Landlord shall have been so approved by Landlord.

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7.4.2 During and following completion of such construction, the parking that is located on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than what is required by any applicable Legal Requirements or was located on such Land prior to such construction.

7.4.3 All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using materials of appropriate grade and quality consistent with the existing materials and in conformity with all Legal Requirements.

7.4.4 If, by reason of the construction of any Alteration, a new or revised certificate of occupancy for any component of such Facility is required, Tenant shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Landlord promptly upon receipt thereof.

7.4.5 Upon completion of any Alteration, Tenant shall promptly deliver to Landlord final lien waivers from each and every general contractor and, with respect to Alterations costing in excess of Twenty-Five Thousand Dollars ($25,000), each and every subcontractor that provided goods or services costing in excess of Five Thousand Dollars ($5,000) in connection with such Alterations indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Landlord may reasonably require to satisfy Landlord that no liens have been or may be created in connection with such Alteration.

7.5 Capital and Material Alterations. If Landlord consents to the making of any Capital Alterations or Material Alterations, Landlord may impose commercially reasonable conditions thereon in connection with its approval thereof. In addition to any such imposed conditions, all such Alterations shall be constructed and performed in accordance with Sections 7.4.1 through 7.4.4 above, together with the following:

7.5.1 Prior to commencing any such Alterations, Tenant shall have submitted to Landlord a written proposal describing in reasonable detail such proposed Alteration and shall provide to Landlord for approval such plans and specifications, permits, licenses, construction budgets and other information (collectively, the “Plans and Specifications”) as Landlord shall request, showing in reasonable detail the scope and nature of the proposed Alteration.

7.5.2 Such construction shall not, and prior to commencement of such construction Tenant’s licensed architect or engineer (to the extent the services of a licensed architect or engineer are required in connection with such Alterations) shall certify to Landlord that such construction shall not, impair the structural strength of such Facility or overburden or impair the operating efficiency of the electrical, water, plumbing, HVAC or other building systems of such Facility.

7.5.3 Prior to commencing any such Alterations, Tenant’s licensed architect or engineer (to the extent the services of a licensed architect or engineer are required in connection with such Alterations) shall certify to Landlord that the Plans and Specifications conform to and comply with all applicable Legal Requirements and Authorizations.

7.5.4 Promptly following the completion of the construction of any such Alterations, Tenant shall deliver to Landlord: (a) “as built” drawings of any such Alterations included therein, if applicable, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (b) a certificate from Tenant’s licensed architect or engineer certifying to Landlord that such Alterations have been completed in compliance with the Plans and Specifications and all applicable Legal Requirements.

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7.6 Capital Expenditures.

7.6.1 With respect to each Facility, Tenant agrees to expend, during each Lease Year, an amount (the “Required Capital Expenditures Amount”) equal to the product of (a) the Required Per Bed Annual Capital Expenditures Amount (as adjusted at the end of each Lease Year to reflect the CPI Increase during the immediately preceding Lease Year), times (b) the weighted average of the number of licensed beds in such Facility during such Lease Year, on Capital Expenditures. Landlord agrees to include capital purchases that Tenant expenses during the calendar year in accordance with IRS de minimis safe harbor limitations of $5,000 per item. Within thirty (30) days following the end of each Lease Year, Tenant shall deliver to Landlord a report (a “Capital Expenditures Report”), certified as true, correct and complete by an officer of Tenant, summarizing and describing in reasonable detail all of the Capital Expenditures made by Tenant during the preceding Lease Year on each Facility, and such receipts and other information as Landlord may reasonably request relative to the Capital Expenditures made by Tenant during the applicable Lease Year. If, with respect to any Facility, the amount of the Capital Expenditures so made and reported by Tenant during a particular Lease Year (the “Actual Capital Expenditures Amount”), which may be averaged over a rolling two-year period, is less than the Required Capital Expenditures Amount applicable to such period, Tenant shall, on or prior to the due date of the Capital Expenditures Report for such period, deposit (herein, a “Capital Expenditures Deposit”) with Landlord an amount equal to the amount by which the Required Capital Expenditures Amount for the applicable period exceeds the Actual Capital Expenditures Amount for such period. If, with respect to any Facility, the Actual Capital Expenditures Amount so made and reported by Tenant during a particular Lease Year is greater than the Required Capital Expenditures Amount applicable to such period (such difference being referred to herein as the “Excess Capital Expenditures Amount”), then, (a) provided no Event of Default then exists hereunder, within ten (10) days after Tenant’s presentation of its Capital Expenditures Report reflecting such greater expenditure, subject to reasonable extension if required under the Facility Mortgage Documents, Landlord shall pay to Tenant the lesser of (x) the Excess Capital Expenditures Amount or (y) the amount of funds then held by Landlord as Capital Expenditures Deposits with respect to such Facility, and (b) to the extent that the Excess Capital Expenditures Amount exceeds the amount of funds then held by Landlord as Capital Expenditures Deposits with respect to such Facility, such excess shall be credited against the Required Capital Expenditures Amount for up to the next two (2) succeeding Lease Years with respect to such Facility.

7.6.2 Tenant’s obligation to deliver the Capital Expenditures Report applicable to the last Lease Year, together with Tenant’s obligation to deliver any Capital Expenditures Deposit associated therewith, shall survive the expiration or termination of this Lease. If, on the basis of such Capital Expenditures Report, Tenant is entitled to a payment as described in Section 7.6.1 above, then, notwithstanding anything to the contrary, such payment shall be due and payable to Tenant only as and when the conditions of Section 3.1, or if the LC Election has been made, Section 3.2, for the return of the Security Deposit or, as applicable, Letter of Credit have been met. Except as provided in the preceding sentence, upon the expiration or termination of this Lease, all Capital Expenditures Deposits held by Landlord (including, without limitation, any Capital Expenditures Deposits that are required to be deposited by Tenant with respect to the last Lease Year) shall automatically and without further action of the parties become the property of Landlord, without any obligation on Landlord’s part to credit Tenant in any manner therefor.

7.6.3 The Capital Expenditures Deposits held by Landlord shall not bear interest and may be commingled with the other assets of Landlord. If Landlord transfers this Lease, it shall transfer all Capital Expenditures Deposits then held by it to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto. Following any Event of Default and at Landlord’s option, the Capital Expenditures Deposits held by Landlord may, in its sole discretion, be applied to Tenant’s obligations in the order that Landlord in its sole discretion may determine.

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7.7 Omitted.

7.8 Encroachments . If any of the Leased Improvements of any Facility shall, at any time, encroach upon any property, street or right-of-way adjacent to such Facility, then, promptly upon the request of Landlord, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment and, in such case, in the event of any adverse final determination, either (a) obtain valid waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, whether the same shall affect Landlord or Tenant, or (b) make such changes in such Leased Improvements, and take such other actions, as Tenant, in the good faith exercise of its judgment, deems reasonably practicable, to remove such encroachment, including, if necessary, the alteration of any of such Leased Improvements, and in any event take all such actions as may be necessary to be able to continue the operation of such Leased Improvements for the Primary Intended Use of such Facility substantially in the manner and to the extent such Leased Improvements were operated prior to the assertion of such encroachment. Any such alteration shall be made in conformity with the applicable requirements of Sections 7.4 and 7.5.

ARTICLE VIII

PERMITTED CONTESTS

Tenant, upon prior written notice to Landlord and at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Facility, (b) neither the applicable Facility nor any Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost pending the outcome of such proceedings, (c) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) Tenant shall give such security as may be demanded by Landlord to insure ultimate payment of, or compliance with, the same and to prevent any sale or forfeiture (or risk thereof) of the applicable Facility or the Rent by reason of such non-payment or non-compliance; (e) in the case of the contest of an Insurance Requirement, the coverage required by Article IX shall be maintained, and (f) if such contest is resolved against Landlord or Tenant, Tenant shall pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, and otherwise comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, shall join as a party therein. The provisions of this Article VIII shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any Losses of any kind that may be imposed upon Landlord in connection with any such contest and any Losses resulting therefrom and the provisions of this Article VIII shall survive the termination or expiration of this Lease.

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ARTICLE IX

INSURANCE

9.1 Required Policies. During the Term, Tenant shall maintain the following insurance with respect to each Facility at its sole cost and expense:

9.1.1 Fire and Extended Coverage against loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage and windstorm, together with coverage for earthquake (including earth movement), flood (if such Facility is located in whole or in part within a designated 100-year flood plain area) and terrorism, to the extent not included or specifically excluded from such Special Risk Insurance, all in an amount equal to one hundred percent (100%) of the full replacement cost of such Facility (as replacement cost is defined below in Section 9.3), and including a building ordinance coverage endorsement;

9.1.2 If such Facility contains steam boilers, pressure vessels or similar apparatus, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in such Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of such Facility, which policy shall insure against physical damage to and loss of occupancy and use of such Facility arising out of an accident, explosion, or breakdown covered thereunder;

9.1.3 If there is any storage tank, whether above ground or below ground, located at such Facility, whether or not in use, Pollution Liability Insurance with the same limits as required for the commercial general liability insurance pursuant to Section 9.1.4 below;

9.1.4 Business Interruption and Extra Expense Coverage for loss of business income on an actual loss sustained basis for no less than twelve (12) months, covering perils consistent with the requirements of Section 9.1.1, including either an agreed amount endorsement or a waiver of any co- insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co- insurer, and containing an extended period indemnity endorsement that provides that the continued loss of business income will be insured until such income returns to the same level it was prior to the loss or the expiration of not fewer than six (6) months after the date of the completed repairs;

9.1.5 Commercial General Liability Coverage (including products and completed operations liability and broad form coverage, host liquor liability, broad form property damage (with the explosion, collapse and underground damage exclusions deleted), blanket contractual liability, independent contractors liability, personal injury and advertising injury coverage and medical payments coverage) against claims for bodily injury, death, medical expenses, property damage occurring on, in or about such Facility, affording the parties protection of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate;

9.1.6 Professional Liability Coverage for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate;

9.1.7 Worker’s Compensation Coverage for injuries sustained by Tenant’s employees in the course of their employment and otherwise consistent with all applicable Legal Requirements and employer’s liability coverage with limits of not less than Five Hundred Thousand Dollars ($500,000) each accident, Five Hundred Thousand Dollars ($500,000) bodily injury due to disease each employee and One Million Dollars ($1,000,000) bodily injury due to disease; and

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9.1.8 During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (a) a completed operations endorsement to the commercial general liability insurance policy referred to above, (b) builder’s risk insurance, completed value form, covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (c) such other insurance, in such amounts, as Landlord deems necessary to protect Landlord’s interest in the Premises from any act or omission of Tenant’s contractors or subcontractors.

9.2 General Insurance Requirements.

9.2.1 All of the policies of insurance required to be maintained by Tenant under this Article IX shall (a) be written in form satisfactory to Landlord and any Facility Mortgage and issued by insurance companies (i) with a policyholder and financial rating of not less than “A-”/”X” in the most recent version of Best’s Key Rating Guide and (ii) authorized to do insurance business in the applicable Situs State; (b) provide that any insurance maintained by Landlord for or with respect to the Premises shall be excess and noncontributory with Tenant’s insurance; and (c) include a waiver of all rights of subrogation and recovery against Landlord.

9.2.2 All liability type policies (with the exception of Tenant’s workers’ compensation/employer’s liability insurance and professional liability insurance) must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee.” All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Losses shall be payable to Landlord and/or Tenant as provided herein. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” any Facility Mortgagee by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Landlord, Tenant, and each Facility Mortgagee unless the amount of the loss is less than $100,000 in which event no consent shall be required.

9.2.3 Tenant shall provide Landlord copies of the original policies or a satisfactory ACORD evidencing the existence of the insurance required by this Lease and showing the interest of Landlord (and any Facility Mortgagee(s)) prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the policy being renewed. If Landlord is provided with an ACORD certificate, it may demand that Tenant provide a complete copy of the related policy within ten (10) days.

9.2.4 Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called “blanket” policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Article IX (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord, and provided further that the limit of such blanket policy or policies shall not be less than Ten Million Dollars ($10,000,000). For any liability policies covering one or more other properties in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

9.2.5 Each insurer under the insurance policies maintained by Tenant pursuant to this Article IX shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies in question shall be altered or cancelled.

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9.3 Replacement Costs. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). If Landlord believes that the replacement cost has increased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the “impartial appraiser”). The determination of the impartial appraiser shall be final and binding, and, as necessary, Tenant shall increase, but not decrease, the amount of the insurance carried pursuant to this Article IX to the amount so determined by the impartial appraiser. Each party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser. If Tenant has made Alterations, Landlord may at Tenant’s expense have the replacement cost redetermined at any time after such Alterations are made.

9.4 Claims-Made Policies. If Tenant obtains and maintains the commercial general liability coverage and/or professional liability coverage described in Sections 9.1.4 and 9.1.5 above on a “claims- made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term and providing for an extended reporting period reasonably acceptable to Landlord for a minimum of three (3) years after expiration of the Term. If such policy is canceled or not renewed for any reason whatsoever, Tenant must provide evidence of a replacement policy reflecting coverage with retroactive coverage back to the commencement date of the term and maintain such coverage for a period of at least three (3) years beyond the expiration of the Term or Tenant must obtain tail coverage for the length of the remaining term plus an additional three (3) years beyond the expiration of the Term.

9.5 Non-Renewal. If Tenant fails to cause the insurance required under Article IX to be issued in the names herein called for, fails to pay the premiums therefor or fails to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Agreed Rate, shall be repayable to Landlord upon demand therefor.

9.6 Deductibles. Deductibles/self-insured retentions for the insurance policies required under this Article IX shall not be greater than $50,000.00; provided, however, that the deductibles/self- insured retentions for losses sustained from earthquake (including earth movement), flood or windstorm (i.e., wind/hail) may be equal to, but not greater than, five percent (5%) of the replacement cost of the applicable Facility.

9.7 Increase in Limits; Types of Coverages. If, from time to time after the Commencement Date, Landlord determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained by Tenant hereunder are no longer commensurate to the limits being regularly required by institutional landlords of similar properties in the applicable Situs State or their institutional lenders or that a particular type of insurance coverage is being regularly required by institutional landlords of similar properties in the applicable Situs State or their institutional lenders and is not then required hereunder, Landlord may notify Tenant of the same, indicating the particular limit or type of coverage that Landlord has determined should be increased or carried by Tenant, as applicable. Unless Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination, then within thirty (30) days after the receipt of such notice, Tenant shall thereafter increase the particular limit or obtain the particular coverage, as applicable, unless and until further modified pursuant to the provisions of this Section 9.7. Notwithstanding anything herein to the contrary, Landlord shall not request a modification of the insurance requirements of this Lease more frequently than once every three (3) years. If Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination made under this Section 9.7 and Landlord and Tenant are unable to agree upon the matter within fifteen (15) days of Tenant’s receipt of the applicable notice from Landlord, such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the skilled nursing insurance industry as mutually identified by Landlord and Tenant in the exercise of their reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Section 9.7, and the costs, fees and expenses of the same shall be shared equally by Tenant and Landlord. If Tenant and Landlord are unable to mutually agree upon an Insurance Arbitrator, each party shall within ten (10) days after written demand by the other select one Insurance Arbitrator. Within ten (10) days of such selection, the Insurance Arbitrators so selected by the parties shall select a third (3rd) Insurance Arbitrator who shall be solely responsible for rendering a final determination with respect to the insurance requirement in issue. If either party fails to select an Insurance Arbitrator within the time period set forth above, the Insurance Arbitrator selected by the other party shall alone render the final determination with respect to the insurance requirement in issue in accordance with the foregoing provisions and such final determination shall be binding upon the parties. If the Insurance Arbitrators selected by the parties are unable to agree upon a third (3rd) Insurance Arbitrator within the time period set forth above, either party shall have the right to apply at Tenant’s and Landlord’s joint expense to the presiding judge of the court of original trial jurisdiction in the county in which any Facility is located to name the third (3rd) Insurance Arbitrator.

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9.8 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article IX to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 General. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the applicable Situs State; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

10.2 Anti-Terrorism Representations.

10.2.1 Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (c) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

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10.2.2 Tenant will not during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of the representations contained in this Section 10.2 by Tenant shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

10.3 Additional Representations and Warranties. To induce Landlord to execute this Lease and perform its obligations hereunder, Tenant hereby represents and warrants to Lender that the following are true and correct as of the Commencement Date:

10.3.1 No consent or approval of, or filing, registration or qualification with any Governmental Authority or any other Person is required to be obtained or completed by Tenant or any Affiliate in connection with the execution, delivery, or performance of this Lease that has not already been obtained or completed.

10.3.2 The identity of the holders of the partnership or membership interests or shares of stock, as applicable, in Tenant and their respective percentage of ownership as of the Commencement Date are set forth on Schedule 2. No partnership or limited liability company interests, or shares of stock, in Tenant, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Tenant of any partnership or limited liability company interest of or shares of stock in Tenant except as may be set forth in Tenant’s organizational and formation documents, complete, true and accurate copies of which have been provided to Landlord.

10.3.3 Neither Tenant nor Guarantor is insolvent and there has been no Bankruptcy Action by or against any of them. Tenant’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

10.3.4 All financial statements and other documents and information previously furnished by or on behalf of any Tenant or Guarantor to Landlord in connection with the Facilities and this Lease are true, complete and correct in all material respects and fairly present on a consistent basis with the financial conditions of the subjects thereof for the immediately prior periods as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no material adverse change with respect to any Facility, Tenant or Guarantor has occurred since the respective dates of such statements and information. Neither Tenant nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements and which is required to be disclosed in such financial statements in accordance with GAAP.

10.3.5 Tenant has each Authorization and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and operation of the Facilities for the Primary Intended Use. No Governmental Authority is, to Tenant’s knowledge, considering limiting, suspending or revoking any such Authorization. All such Authorizations are valid and in full force and effect and Tenant is in material compliance with the terms and conditions of all such Authorizations.

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ARTICLE XI

DAMAGE AND DESTRUCTION

11.1 Notice of Damage or Destruction. Tenant shall promptly notify Landlord of any damage or destruction of any Facility in excess of $10,000. Said notification shall include: (a) the date of the damage or destruction and the Facility or Facilities damaged, (b) the nature of the damage or destruction together with a description of the extent of such damage or destruction, (c) a preliminary estimate of the cost to repair, rebuild, restore or replace the Facility, and (d) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Facility.

11.2 Restoration. Tenant shall diligently repair or reconstruct any Facility that has been damaged or destroyed to a like or better condition than existed prior to such damage or destruction in accordance with Section 7.5. Any net insurance proceeds payable with respect to such damage or destruction shall be paid directly to Landlord and; provided Tenant is diligently performing the restoration and repair work with respect to such Facility and no Event of Default has occurred hereunder, shall be used for the repair or reconstruction of such Facility. Landlord shall disburse any such net insurance proceeds as and when required by Tenant in accordance with normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the work being performed by or on behalf of Tenant, including, without limitation, the withholding of ten percent (10%) of each disbursement until the required work is completed as evidenced by a certificate of occupancy or similar evidence issued upon an inspection by the applicable Governmental Authority and proof has been furnished to Landlord that no lien has attached or will attach to the applicable Facility in connection with the restoration and repair work.

11.3 Insufficient or Excess Proceeds. If the net insurance proceeds paid to Landlord in connection with any such damage or destruction are insufficient, Tenant shall nevertheless remain responsible, at its sole cost and expense, to repair and reconstruct the applicable Facility as required in this Article XI and Tenant shall provide the required additional funds. Tenant expressly assumes all risk of loss in connection with any damage or destruction to a Facility, whether or not such damage or destruction is insurable or insured against. Tenant shall pay any insurance deductible and any other uninsured Losses. If the net insurance proceeds paid to Landlord in connection with any such damage or destruction are more than sufficient, the surplus shall belong and be paid to Tenant; provided, however, that any such surplus shall be paid by Landlord to Tenant only following the disbursement of net insurance proceeds necessary to complete the repair and restoration work as required pursuant to this Article XI. Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce, or offset rent by reason of any damage or destruction of any Facility by reason of an insured or uninsured casualty.

11.4 Facility Mortgagee. Notwithstanding anything in this Lease to the contrary, Tenant hereby acknowledges and agrees that any Facility Mortgagee may retain and disburse any net insurance proceeds payable in connection with any damage or destruction to a Facility. In such event, Tenant shall comply with the requests and requirements of such Facility Mortgagee in connection with the performance of the repair and restoration work and the disbursement of the net insurance proceeds in connection therewith. If, in connection with any damage or destruction to a Facility that results in the loss of fifty percent (50%) or more of the licensed beds at the affected Facility or that would cost more than fifty percent (50%) of the value of such Facility to restore, any Facility Mortgagee elects to require that any net insurance proceeds payable in connection with such damage or destruction to a Facility be applied by Landlord to reduce the outstanding principal balance of any Facility Mortgage, Landlord may elect, in its sole discretion and by notice to Tenant delivered promptly after the receipt by Landlord of notice of such election from Facility Mortgagee, to terminate this Lease as to the affected Facility, in which event the current Rent shall be equitably abated as of the effective date of such termination based on the allocable share of Landlord’s initial investment in the Premises to the affected Facility. Notwithstanding anything in this Lease to the contrary, Tenant shall remain liable for any uninsured portion of any damage or destruction if this Lease is so terminated as to the applicable Facility. If Landlord elects not to terminate this Lease as to the affected Facility (despite the applicable Facility Mortgagee having made the election to require that any net insurance proceeds payable in connection with such damage or destruction to a Facility be applied by Landlord to reduce the outstanding principal balance of such Facility Mortgage), Landlord’s own funds shall be disbursed to Tenant from time to time as, when, and subject to the satisfaction of the same terms, conditions and requirements as would have governed the disbursement of net insurance proceeds that Landlord’s funds replace.

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ARTICLE XII

CONDEMNATION

Except as provided to the contrary in this Article XII, a Condemnation of any Facility or any portion thereof shall not terminate this Lease, which shall remain in full force and effect, and Tenant hereby waives all rights under applicable law to abate, reduce or offset Rent by reason of any such Condemnation. Following a Complete Taking of any Facility, Tenant may at its election, made within thirty (30) days of the effective date of such Complete Taking, terminate this Lease with respect to such Facility and the current Rent shall be equitably abated as of the effective date of such termination based on the allocable share of Landlord’s initial investment in the Premises to the Facility subject to the Complete Taking. Following a Partial Taking of any Facility, the Rent shall be abated to the same extent as the resulting diminution in the Fair Market Value of such Facility and, as necessary (as reasonably determined by Landlord), Tenant at its sole cost shall restore such Facility in accordance with Section 7.5. Landlord alone shall be entitled to receive and retain any award for a Condemnation other than a Temporary Taking; provided, however, Tenant shall be entitled to submit its own claim in the event of any such Condemnation with respect to the relocation costs incurred by Tenant as a result thereof. In the event of a Temporary Taking of any Facility, Tenant shall be entitled to receive and retain any and all awards for the Temporary Taking; provided, however, that Base Rent shall not be abated during the period of such Temporary Taking.

ARTICLE XIII

DEFAULT

13.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” and there shall be no cure period therefor except as otherwise expressly provided in this Section 13.1:

13.1.1 Tenant shall fail to pay: (i) any installment of Rent within ten (10) calendar days of its Payment Date, or (ii) any installment of Deferred Rent within ten (10) calendar days of its Payment Date;

13.1.2 (a) The revocation or termination of any Authorization that would have a material adverse effect on the operation of any Facility for its Primary Intended Use; (b) except as permitted pursuant to the terms of Article XI or Article XII in connection with a casualty or Condemnation, the voluntarily cessation of operations at any Facility; (c) the sale or transfer of all or any portion of any Authorization; or (d) the use of any Facility other than for its Primary Intended Use;

13.1.3 Any material suspension, limitation or restriction placed upon Tenant, any Authorization, any Facility, the operations at any Facility or Tenant’s ability to admit residents or patients at the Premises (e.g., an admissions ban or non-payment for new admissions by any Thirty Party Payor Program resulting from an inspection survey); provided, however, if any such material suspension, limitation or restriction is curable by Tenant under the applicable Authorization or Legal Requirement, it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the lesser of: (a) the time period in which the applicable governmental agency has given Tenant to undertake corrective action, or (b) thirty (30) days after the occurrence of any such material suspension, limitation or restriction;

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13.1.4 Any of the following shall occur: (i) a default under any other lease or agreement between Landlord or an Affiliate of Landlord and Tenant (or Guarantor) or an Affiliate of Tenant (or Guarantor), or any letter of credit, guaranty, mortgage, deed of trust, or other instrument executed by Tenant (or Guarantor) or an Affiliate of Tenant (or Guarantor) in favor of Landlord or an Affiliate of Landlord, in every case, whether now or hereafter existing, where the default is not cured within any applicable grace period set forth therein, or (ii) a default under the Facilities Transition Agreement, where the default is not cured within any applicable grace period set forth therein;

13.1.5 a material default by Tenant, any Guarantor or any Affiliate of Tenant or any Guarantor shall occur under any lease, guaranty, loan or financing agreement with any other party that is not cured within any applicable cure period provided for therein;

13.1.6 Tenant, any Guarantor, or any Affiliate of Tenant or any Guarantor shall (a) admit in writing its inability to pay its debts generally as they become due; (b) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (c) make an assignment for the benefit of its creditors; (d) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (e) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

13.1.7 Any petition is filed by or against any Tenant, any Guarantor, or any Affiliate of any Tenant or any Guarantor under federal bankruptcy laws, or any other proceeding is instituted by or against any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, or for any substantial part of the property of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, and Tenants fails to notify Landlord of such proceeding within three (3) Business Days of the institution thereof and such proceeding is not dismissed within sixty (60) days after institution thereof, or any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor shall take any action to authorize or effect any of the actions set forth above in this Section 13.1.6;

13.1.8 Any of the representations or warranties made by Tenant in this Lease or by Guarantor in the Guaranty proves to be untrue when made in any material respect;

13.1.9 Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in Section 6.7 and such failure is not cured within ten (10) days after receipt of notice of such failure from Landlord; provided, however, the failure to timely deliver any of the required items identified under the heading “Regulatory Reporting” on Exhibit D attached hereto shall be an Event of Default without notice and cure opportunity.

13.1.10 Tenant fails to perform or comply with the provisions of Section 3.1 or Section 3.2, as applicable, Section 6.11, Section 6.12, Section 6.13, Article IX or Article XVII within the applicable time periods set forth therein, if any; or

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13.1.11 Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within sixty (60) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law.

13.2 Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the applicable Situs State that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Lease Collateral, all remedies granted under the laws of the applicable Situs State to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any Facility or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any Facility, including fees, commissions and costs of attorneys, architects, agents and brokers.

13.2.1 Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any Facility, terminate this Lease, dispossess Tenant from any Facility and/or collect money damages by reason of Tenant’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of a Facility pursuant to clause (b) above and whether or not this Lease has been terminated) relet such Facility to such tenant, for such term (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting; and (e) sell any Lease Collateral in a non-judicial foreclosure sale.

13.2.2 Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to appoint a receiver to take possession of the Premises, pending the outcome of such proceedings, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any Authorization or to otherwise substitute the licensee or provider thereof. If a receiver is appointed pursuant hereto, the receiver shall be paid a reasonable fee for its services and all such fees and other expenses incurred by Landlord in connection with the appointment of the receiver shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the appointment of a receiver following an Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes.

13.2.3 If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon the applicable Facility for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor.

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13.2.4 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law.

13.2.5 If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XIII, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry, or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

13.2.6 Notwithstanding anything in this Lease to the contrary, and without limiting any of the other rights or remedies conferred upon Landlord under this Lease or at law or in equity, upon the occurrence of a Facility Default, Landlord may, at its option and by notice to Tenant, terminate this Lease immediately as to any one or more of the Facilities (selected in Landlord’s discretion and by notice to Tenant) to which such Facility Default relates (a termination of this Lease as to less than all of the Facilities as provided in this Section 13.2.5 is herein referred to as a “Limited Termination Election”) (the Facility or Facilities as to which Landlord elects to terminate this Lease as provided in this Section 13.2.5 are herein referred to as “Terminated Facilities”). Upon delivery of a termination notice as provided in this13.2.5, Tenant shall have no right to cure the Facility Default in question, all rights of Tenant under this Lease shall cease as to the Terminated Facilities so specified and the provisions of this Section 13.2.5 shall apply. Without limitation of the foregoing, if Landlord makes a Limited Termination Election, the deletion of the applicable Terminated Facilities from this Lease shall be absolutely without limitation of each Tenant’s continuing obligation (on a joint and several basis) for the damages and other amounts owing on account of the Event of Default giving rise to the deletion from this Lease of such Terminated Facilities or the termination of this Lease as to such Terminated Facilities.

(a) If this Lease is terminated as to one or more Terminated Facilities pursuant to this Section 13.2.5, then without necessity of any further action of the parties, this Lease shall terminate as to the Terminated Facility or Terminated Facilities, and the Terminated Facility or Terminated Facilities shall be separated and removed herefrom, at such time (such date, the “Facility Removal Date”) as Landlord delivers notice to Tenant exercising its termination rights pursuant to this Section 13.2.5 (such notice, a “Termination Notice”). As of the applicable Facility Removal Date, this Lease shall be automatically and ipso facto amended to:

(i)	Delete and eliminate the Terminated Facility or Terminated Facilities herefrom;

(ii)	Exclude the applicable Terminated Facility or Terminated Facilities from the definition of “Premises”; and

(iii)	The current Rent shall be equitably reduced as of the Facility Removal Date based on the allocable share of Landlord’s initial investment in the Premises to the Terminated Facility or Terminated Facilities.

(b) Promptly (and in any event within ten (10) days after delivery of Landlord’s request therefor, Tenant shall execute and deliver to Landlord such instrument(s) as Landlord may from time to time request reflecting the elimination of any Terminated Facility or Terminated Facilities herefrom on the terms described above.

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ARTICLE XIV

OBLIGATIONS OF TENANT ON EXPIRATION OR TERMINATION OF LEASE

14.1 Surrender. On the Expiration Date or earlier termination or cancellation of this Lease (or the earlier dispossession of Tenant from any Facility), Tenant shall deliver to Landlord or Landlord’s designee (a) possession of each Facility in a neat and clean condition, with each Facility being fully operational as of such date and in compliance with all Authorizations, and (b) all business records (other than corporate financial records or proprietary materials), data, patient and resident records, and patient and resident trust accounts, which may be necessary, desirable or advisable for the operation of each Facility for its Primary Intended Use. Tenant shall have no obligation to perform any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of such Facility to Landlord or Landlord’s designee unless such Alterations were previously required hereunder or by the applicable licensing authorities to be undertaken by Tenant prior to the Expiration Date (or earlier termination date or cancellation of this Lease or earlier dispossession of Tenant from any Facility) and Tenant failed to do so.

14.2 Transition.

14.2.1 In connection with the expiration or earlier termination of this Lease with respect to any Facility, or the earlier dispossession of Tenant from any Facility, Landlord shall have the right to require an Operational Transfer with respect to such Facility by delivery to Tenant of a Transition Notice (as defined below). As used in this Lease, “Operational Transfer” shall mean the transfer and transition, practically and legally, of the day-to-day operations of a Facility for the Primary Intended Use of such Facility to Landlord and/or Landlord’s designee without interruption of the business activities therein, regulatory or otherwise. Landlord may exercise its right to require an Operational Transfer by delivering written notice to Tenant of Landlord’s election to require an Operational Transfer (a “Transition Notice”) at any time.

14.2.2 In connection with an Operational Transfer, or at the time of Tenant’s surrender of a Facility to Landlord or its designee, Tenant shall cooperate fully with Landlord or its designee in transferring (or obtaining) all Authorizations and Governmental Payors’ certifications and shall take all necessary actions, including, without limitation, filing such applications, petitions and transfer notices and making such assignments, conveyances and transfers as are necessary, desirable or advisable to accomplish an Operational Transfer. In connection therewith, Tenant shall transfer, to the extent permitted by applicable law, to Landlord or Landlord’s designee all contracts, including contracts with Governmental Authorities, which may be necessary, desirable or advisable for the operation of each Facility for its Primary Intended Use. Subject to all applicable Legal Requirements, Tenant hereby assigns, effective upon the Expiration Date or earlier termination or cancellation of this Lease (or the earlier dispossession of Tenant from any Facility), all rights to operate the Facility to Landlord or its designee, including all required Authorizations and all rights to apply for or otherwise obtain them. In furtherance of the foregoing, Tenant agrees to enter into a commercially reasonable operations transfer agreement with Landlord or Landlord’s designee, which agreement shall provide, inter alia, for the proration of operational revenues and liabilities based on when Landlord or its designee actually takes possession of the applicable Facility or Facilities.

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14.2.3 Tenant agrees to enter into interim sublease agreements or management agreements as may be necessary to effect a transfer of the operations of the Facility or Facilities for their Primary Intended Use prior to the time that Landlord or its designee, as applicable, holds all Authorizations from all applicable Governmental Authorities necessary to so operate such Facility or Facilities, and (b) Tenant shall remain as licensee and participating provider in any payment programs with Governmental Payors or third party payors in which a Facility participates until such time as Landlord or its designee has received all Authorizations necessary to operate any Facility. Notwithstanding the foregoing, as a condition to Tenant remaining as licensee and participating provider as set forth above, Landlord or its designee shall, except in connection with a termination of this Lease resulting from an Event of Default (or the earlier dispossession of Tenant from any Facility as a result of an Event of Default), indemnify, defend, protect and hold harmless Tenant from and against any loss, damage, cost or expense incurred by Tenant on account of any third party claim to the extent directly caused by the acts or omissions of Landlord or its designee and during the period while relying on Tenant’s status as licensee or participating provider in any payment programs with Governmental Payors or third party payment programs in which a Facility participates.

14.2.4 Notwithstanding anything in this Lease which may be construed to the contrary, if (i) Landlord delivers a Transition Notice as to a particular Facility or Facilities, (ii) the Term expires prior to the delivery of a Transition Notice but Landlord has not delivered a Closure Notice, or (iii) this Lease is terminated as a result of an Event of Default and Landlord has not delivered a Closure Notice, then in all such cases Tenant shall thereafter continue to operate the Facility or Facilities in accordance with all of the requirements of this Lease until the earliest to occur of the following: (a) the date on which a successor operator assumes operation of such Facility, (b) the date that is one hundred eighty (180) days after the Expiration Date, or (c) the date on which such Facility is closed by Tenant in accordance with and pursuant to the requirements of this Lease and in connection with a Closure Notice delivered by Landlord.

14.2.5 If Tenant operates one or more Facilities after the Expiration Date or earlier termination of this Lease (either pursuant to Landlord’s request or pursuant to Section 14.2.3, then, from and after the expiration of this Lease and until the earliest to occur of the dates described in Section 14.2.3 (the “Reimbursement Period”), (a) Landlord shall provide Tenant with an operating budget, (b) Landlord shall include in the aforesaid operating budget, and Tenant shall continue to pay during the Reimbursement Period, all Rent that would have been owing under this Lease if this Lease had not expired (equitably prorated if Tenant operates less than all of the Facilities), and (c) Landlord shall reimburse Tenant for any operating deficits that Tenant may be required to fund out-of- pocket on account of operating losses and expenses incurred by Tenant by reason of, or arising out of compliance with, such budget with respect to the Reimbursement Period. Any such reimbursement shall be due from Landlord to Tenant within thirty (30) days after request by Tenant, provided that Tenant shall furnish such documentation of any operating deficits, losses and expenses as Landlord may reasonably request.

14.2.6 Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, prior to delivery of a Closure Notice by Landlord to Tenant, commence to wind up and terminate the operations of any Facility or relocate the patients or occupants of any Facility to any other health care facility (a “Facility Termination”). Notwithstanding the foregoing, if Landlord has not delivered a Closure Notice or a Transition Notice to Tenant prior to the day that is one hundred twenty (120) days following the Expiration Date, then Tenant may commence the Facility Termination as to such Facility or Facilities and, upon the closure of such Facility or Facilities in accordance with this Lease and all applicable Legal Requirements, Tenant shall vacate such Facility or Facilities and surrender possession thereof to Landlord in accordance with all applicable requirements of this Lease. If, prior to the day that is one hundred twenty (120) days following the Expiration Date, Landlord delivers a Transition Notice to Tenant, Tenant shall not commence or otherwise engage in a Facility Termination with respect to the applicable Facility or Facilities. If Landlord delivers a Closure Notice and elects to institute a Facility Termination, Tenant shall, upon the prior written approval of Landlord, take all commercially reasonable steps necessary , in compliance with all Legal Requirements and Authorizations, to timely effectuate the same, all at Tenant’s sole cost and expense.

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14.2.7 The terms of this Section 14.2 shall survive the expiration or sooner termination of this Lease.

14.3 Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) Business Days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repairing any damage caused by such removal; provided that Landlord shall have the right and option to purchase for itself or its designee the Tenant Personal Property for its then net book value during such five (5) Business Day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord or its designee by executing a bill of sale in a form reasonably required by Landlord. If there is any Event of Default then existing, Tenant will not remove any Tenant Personal Property from the Premises and instead will, on demand from Landlord, convey it to Landlord or its designee for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord’s election, vest in Landlord or its designee; provided, however, that Landlord may remove and store or dispose at Tenant’s expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

14.4 Facility Trade Name. If this Lease is terminated by reason of an Event of Default or Landlord exercises its option to purchase or is otherwise entitled to retain the Tenant Personal Property pursuant to Section 14.3 above, Landlord or its designee shall be permitted to use the name under which each Facility has done business during the Term in connection with the continued operation of such Facility for its Primary Intended Use, but for no other use and not in connection with any other property or facility.

14.5 Holding Over. If Tenant shall for any reason remain in possession of any Facility after the Expiration Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) Business Day of each month one and one-half (1½) times the total of the monthly Base Rent payable with respect to the last Lease Year, plus all Additional Rent accruing during the month and all other sums, if any, payable by Tenant pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Expiration Date, nor shall anything contained herein be deemed to limit Landlord’s remedies.

ARTICLE XV

INDEMNIFICATION

In addition to the other indemnities contained in this Lease, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and the Landlord Indemnified Parties from and against all Losses imposed upon or incurred by or asserted against Landlord or any Landlord Indemnified Parties by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about any Facility; (b) any use, misuse, non-use, condition, maintenance or repair of any Facility by Tenant; (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease or the breach of any representation or warranty made by Tenant herein; and (d) any claim for malpractice, negligence or misconduct committed by any Person on or working from any Facility. Any amounts which become payable by Tenant under this Article XV shall be paid within ten (10) days after demand by Landlord, and if not timely paid, shall bear interest at the Agreed Rate from the date of such demand until paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties with counsel acceptable to Landlord in its sole discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim for which Landlord or any Landlord Indemnified Parties are indemnified hereunder. If Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord Indemnified Party at Tenant’s sole cost. The terms of this Article XV shall survive the expiration or sooner termination of this Lease. For purposes of this Article XV, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

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ARTICLE XVI

LANDLORD’S FINANCING

16.1 Grant Lien. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon any Facility or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect any Facility or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, so long as no Event of Default has occurred, no Facility Mortgagee shall have the right to disturb Tenant’s leasehold interest or possession of any Facility or interfere with any other rights of Tenant accorded by the terms of this Lease. This provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect; provided, however, that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Facility Mortgagee may request for such purposes so long as the same contains commercially reasonable non- disturbance and attornment provisions.

16.2 Attornment. If Landlord’s interest in any Facility or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

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16.3 Cooperation; Modifications. Notwithstanding anything in this Lease to the contrary, Tenant hereby agrees that in connection with obtaining any Facility Mortgage for any Facility or interest therein, including, without limitation, where the Facility Mortgagee is an Agency Lender, Tenant shall: (i) execute and deliver to such Agency Lender or other Facility Mortgagee (on the form required by such Agency Lender or other Facility Mortgagee) any tenant regulatory agreements (including, without limitation, the form of regulatory agreement typically required by Agency Lenders), subordination agreements (including, without limitation, the form of subordination, assignment and security agreement typically required by Agency Lenders), or other similar agreements customarily required by Agency Lenders and other Facility Mortgagees in connection with a mortgage relating to a skilled nursing facility or assisted living facility, and (ii) modify this Lease as necessary to incorporate the provisions and requirements generally imposed by an Agency Lender or other Facility Mortgagee in connection with a facility lease relating to a skilled nursing facility or assisted living facility encumbered with a Facility Mortgage by an Agency Lender or other Facility Mortgagee, including, without limitation, requirements that: (a) Tenant comply with the operational requirements set forth in the applicable Facility Mortgage Documents (including, without limitation, the obligations under any regulatory agreement or subordination agreement with an Agency Lender or other Facility Mortgagee), and (b) obligate Tenant to fund reserves with the Agency Lender or other Facility Mortgagee for taxes, insurance and/or capital improvement and repair obligations as may be required by said Agency Lender or other Facility Mortgagee, and (iii) provide, within ten (10) days of request therefor from Landlord, such reasonable documents and materials requested by a lender, including without limitation, insurance certificates. In the event any Agency Lender or other Facility Mortgagee requires, as a condition to making a Facility Mortgage, an intercreditor agreement with any receivables lender of Tenant, Tenant shall enter into any such intercreditor agreement and shall take all commercially reasonable efforts to cause said receivables lender to enter into such intercreditor agreement with said Agency Lender or other Facility Mortgagee on terms acceptable to said Agency Lender or other Facility Mortgagee.

16.4 Compliance with Facility Mortgage Documents. Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of any Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (a) the maintenance and repair of such Facility; (b) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (c) the procurement of insurance policies with respect to such Facility; (d) periodic inspection and access rights in favor of the Facility Mortgagee; and (e) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operations thereof. For so long as any Facility Mortgages encumber any Facility or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate such Facility in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, this Section 16.4 shall not be deemed to impose on Tenant obligations materially more burdensome than Tenant’s obligations otherwise under this Lease. If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 16.4, Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord.

ARTICLE XVII

ASSIGNMENT AND SUBLETTING

17.1 Prohibition. Without the prior written consent of Landlord, which may be withheld or conditioned in its sole and absolute discretion, Tenant shall not suffer or permit any Transfer (including, without limitation, a Transfer of this Lease or any interest herein) other than a Transfer that is expressly permitted pursuant to the terms of this Lease. Any such purported Transfer without Landlord’s prior written consent (each an “Unapproved Transfer”) shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Lease. If Landlord elects to waive its right to terminate this Lease as a result of any such Unapproved Transfer, this Lease shall continue in full force and effect; provided, however, that as of the date of such Unapproved Transfer, the Base Rent shall be increased by five percent (5%).

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17.2 Landlord Consent. If Landlord consents to a Transfer, such Transfer shall not be effective and valid unless and until the applicable transferee executes and delivers to Landlord any and all documentation reasonably required by Landlord. Any consent by Landlord to a particular Transfer shall not constitute consent or approval of any subsequent Transfer, and Landlord’s written consent shall be required in all such instances. No consent by Landlord to any Transfer shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for payment and performance of all obligations under this Lease. Without limiting the generality of the foregoing, in connection with any sublease arrangement that has been approved by Landlord, as a condition precedent to any such approval, any such sublease agreement shall include provisions required by Landlord pertaining to protecting its status as a real estate investment trust.

17.3 Transfers to Affiliates. Notwithstanding Section 17.1 to the contrary, but subject to the rights of any Facility Mortgagee, Tenant may, without Landlord’s prior written consent, assign this Lease or sublease any Facility to a Person wholly owned and Controlled by Tenant or any Guarantor if all of the following are first satisfied: (a) such assignee fully assumes Tenant’s obligations hereunder; (b) Tenant remains fully liable hereunder and Guarantor remains fully liable under the Guaranty; (c) the use of such Facility remains unchanged; (d) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; (e) Tenant delivers evidence to Landlord that such assignment or subletting is permissible under all applicable Authorizations or that all necessary consents have been obtained to consummate such assignment or subletting; and (f) Tenant and/or such assignee executes and delivers such other documents as may be reasonably required by Landlord to effectuate the assignment and continue the security interests and other rights of Landlord pursuant to this Lease or any other documents executed in connection herewith.

17.4 Subtenants. Tenant hereby agrees, that in connection with any sublease of any Facility by Tenant to a wholly-owned subsidiary of Tenant, or in connection with any management agreement entered into by Tenant (or its affiliate subtenant) and an affiliate of Tenant in connection with the day-to- day management of a Facility, Tenant shall comply with the following terms and provisions and any failure by Tenant to comply with the following terms and provisions shall be an immediate Event of Default under the Lease. Tenant hereby agrees that in the event it desires to sublease a Facility to a wholly-owned subsidiary of Tenant, then Tenant shall be required to comply with the following provisions before any such Sublease shall be deemed approved or consented to by Landlord, which consent or approval is required pursuant to the terms of the Lease:

i)	Tenant shall have provided a fully executed copy of any such sublease to Landlord, which sublease shall be in form and substance reasonably acceptable to Landlord; and

ii)	Landlord, Tenant and each subtenant shall have entered into a Subordination and Consent to Sublease Agreement in form and substance acceptable to Landlord in its sole discretion

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Tenant further hereby agrees that in the event Tenant, or any affiliate subtenant, desires to enter into a management agreement with respect to the day-to-day operations of a Facility, then Tenant, any subtenant (if applicable), and any such management entity shall be required to comply with the following provisions before any such management agreement shall be deemed approved or consented to by Landlord, which consent or approval is required pursuant to the terms of the Lease:

i)	Landlord shall have received an executed copy of any such management agreement, which management agreement shall be in form and substance reasonably acceptable to Landlord; and

ii)	Landlord, Tenant, any subtenant (if applicable) and the applicable management entity shall have entered into a Subordination and Consent to Management Agreement in form and substance acceptable to Landlord in its sole discretion.

17.5 Permitted Occupancy Agreements. Notwithstanding Section 17.1 to the contrary, Tenant may enter into an occupancy agreement with residents of each Facility without the prior written consent of Landlord provided that (a) the agreement does not provide for life care services; (b) the agreement does not contain any type of rate lock provision or rate guaranty for more than one calendar year; (c) the agreement does not provide for any rent reduction or waiver other than for an introductory period not to exceed thirty (30) days; (d) Tenant may not collect rent for more than one month in advance other than one month of rent collected as security for the performance of the resident’s obligations to Tenant, which amount is held in a separate escrow account for the benefit of such resident; and (e) all residents of each Facility are accurately shown in accounting records for such Facility. Without the prior written consent of Landlord, Tenant shall not materially change the form of resident occupancy agreement that was submitted to Landlord prior to the Commencement Date; provided, however, no consent will be required for changes required by applicable law, including applicable licensure laws, but all changes to the form of resident occupancy agreement will be provided to Landlord as and when such changes are made.

17.6 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, master subletting or management arrangement, including reasonable attorneys’ or other consultants’ fees whether or not such assignment, master sublease or management agreement is ultimately consummated or executed.

ARTICLE XVIII

CERTAIN RIGHTS OF LANDLORD

18.1 Right of Entry. Landlord and its representatives may enter on any Facility at any reasonable time after reasonable notice to Tenant to inspect such Facility for compliance to this Lease, to exhibit such Facility for sale, lease or mortgaging, or for any other reason; provided, however, that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic’s or materialman’s lien law. No such entry shall unreasonably interfere with residents, patients, patient care or the operations of such Facility.

18.2 Conveyance by Landlord. If Landlord or any successor owner of any Facility shall convey such Facility other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and, subject to Section 16.2, all such future liabilities and obligations shall thereupon be binding upon the new owner.

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18.3 Granting of Easements, etc. Landlord may, from time to time, with respect to each Facility: (a) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (b) release existing easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of such Facility, (c) dedicate or transfer unimproved portions of such Facility for road, highway or other public purposes, (d) execute petitions to have such Facility annexed to any municipal corporation or utility district, (e) execute amendments to any easements, covenants and restrictions affecting such Facility and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in such Facility) without the necessity of obtaining Tenant’s consent provided that such easement or other instrument or action contemplated by this Section 18.3 does not unreasonably interfere with Tenant’s operations at such Facility. Notwithstanding anything in this Lease to the contrary, Landlord hereby reserves the right to enter into any sublease, license agreement, easement or other agreement pursuant to which a third party is given the right to access, maintain, or operate an antenna, cell tower, satellite dish, or other communication or telecommunication equipment on the Premises. Any license fees, rent, or other consideration received on account of any such agreement shall be payable to Landlord.

ARTICLE XIX

ENVIRONMENTAL MATTERS

19.1 Hazardous Materials. Tenant shall not allow any Hazardous Materials to be located in, on, under or about any Facility or incorporated in any Facility; provided, however, that Hazardous Materials may be brought, kept, used or disposed of in, on or about a Facility in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to such Facility’s Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with all Hazardous Materials Laws.

19.2 Notices. Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any Facility; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any Facility in violation of any Hazardous Materials Laws; (d) Tenant’s discovery of any occurrence or condition on or in the vicinity of any Facility that materially increase the risk that such Facility will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any Facility, including copies thereof.

19.3 Remediation. If Tenant becomes aware of a violation of any Hazardous Materials Laws relating to any Hazardous Materials in, on, under or about any Facility or any adjacent property, or if Tenant, Landlord or any Facility becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate any Facility or any property adjacent thereto, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation in accordance with all applicable Legal Requirements and subject to Landlord’s prior approval as to scope, process, content and standard for completion. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

19.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless and reimburse Landlord for, from and against any and all Losses (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during (but not after) the Term, (a) Environmental Activities, including the effects of such Environmental Activities on any Person or property within or outside the boundaries of the Land of any Facility, (b) the presence of any Hazardous Materials in, on, under or about any Facility and (c) the violation of any Hazardous Material Laws. For purposes hereof, Losses include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

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19.5 Environmental Inspections. Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of any Facility to determine Tenant’s compliance with this Article XIX. Such inspection may include such testing, sampling and analyses as Landlord deems reasonably necessary and may be performed by experts retained by Landlord. All costs and expenses incurred by Landlord under this 19.5 shall be paid on demand by Tenant; provided, however, absent reasonable grounds to suspect Tenant’s breach of its obligations under this Article XIX, Tenant shall not be required to pay for more than one (1) such inspection in any two (2) year period with respect to each Facility. The obligations set forth in this Article XIX shall survive the expiration or earlier termination of this Lease.

ARTICLE XX

LANDLORD’S SECURITY INTEREST

20.1 Grant of Security Interest. For the purpose of securing the payment and performance obligations of Tenant hereunder, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual lien upon, all of Tenant’s right, title and interest in and to the Property Collateral, Accounts Collateral and Authorization Collateral (collectively, the “Lease Collateral”). This Lease constitutes a security agreement covering all such Lease Collateral. This security interest and agreement shall survive the termination of this Lease resulting from an Event of Default. Tenant shall pay all filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest. Additionally, Tenant shall promptly execute such other separate security agreements with respect to the Lease Collateral as Landlord may request from time to time to further evidence the security interest in the Lease Collateral created by this Lease.

20.2 Accounts Receivable Financing. With Landlord’s prior written consent, which consent shall not be unreasonably withheld, the security interests and liens granted to Landlord in the Accounts Collateral may be subordinated to any first priority security interest granted in connection with accounts receivable financing secured by Tenant so long as: (a) Tenant’s financiers execute an intercreditor agreement with Landlord in form and substance reasonably acceptable to Landlord, and (b) no Event of Default exists hereunder.

20.3 Certain Changes. In no way waiving or modifying the provisions of Article XVII above, Tenant shall give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure.

ARTICLE XXI

QUIET ENJOYMENT

So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy each Facility for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Lease or consented to by Tenant.

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ARTICLE XXII

REIT RESTRICTIONS

22.1 Characterization of Rents. The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Agreement shall be interpreted consistent with this intent

22.2 General REIT Provisions. Tenant understands that, in order for Landlord, or any Affiliate of Landlord that is a real estate investment trust, to qualify as a real estate investment trust, certain requirements must be satisfied, including the provisions of Section 856 of the Code. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any, and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that such requirements are satisfied, including providing Landlord or any of its Affiliates with information about the ownership of Tenant and its Affiliates. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or any of its Affiliates, to take all action reasonably necessary to ensure compliance with such requirements.

22.3 Prohibited Transactions. Notwithstanding anything to the contrary herein, Tenant shall not (a) sublet, assign or enter into a management arrangement for any Facility on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (b) furnish or render any services to the subtenant, assignee or manager or manage or operate any Facility so subleased, assigned or managed; (c) sublet, assign or enter into a management arrangement for any Facility to any Person (other than a taxable REIT subsidiary of Landlord) in which Tenant or Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (d) sublet, assign or enter into a management arrangement for any Facility in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 22.3 shall likewise apply to any further subleasing by any subtenant.

22.4 Personal Property REIT Requirements. Notwithstanding anything to the contrary herein, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant regarding the valuation of the Premises to assist Landlord in its determination that Rent allocable for purposes of Section 856 of the Code to the Landlord Personal Property at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder (the “Personal Property REIT Requirement”). Tenant shall take such reasonable action as may be requested by Landlord from time to time to ensure compliance with the Personal Property REIT Requirement as long as such compliance does not (a) increase Tenant’s monetary obligations under this Lease, (b) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (c) materially diminish Tenant’s rights under this Lease. Accordingly, if requested by Landlord and at Landlord’s expense, Tenant shall cooperate with Landlord as may be necessary from time to time to more specifically identify and/or value the Landlord Personal Property in connection with the compliance with the Personal Property REIT Requirement.

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ARTICLE XXIII

NOTICES

All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:

c/o Trillium Healthcare Group, LLC	c/o CareTrust REIT, Inc.
5115 East State Road 64	905 Calle Amanecer, Suite 300
Bradenton, FL 34208	San Clemente, California 92673
Attn: Richard T. Mason	Attn: Gregory K. Stapley, CEO

With a copy to:	With a copy to:

Rotella Legal Group, P.A.	Sherry Meyerhoff Hanson & Crance LLP
100 South Ashley St., Suite 375	610 Newport Center Drive, Suite 1350
Tampa, FL 33602	Newport Beach, California 92660
Attn: James B. Callister, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

ARTICLE XXIV

MISCELLANEOUS

24.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the applicable Situs State. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term.

24.2 No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and

(b) the fee estate in the Premises.

24.3 No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

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24.4 Acceptance of Surrender. No surrender to Landlord of this Lease or any Facility, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

24.5 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein.

24.6 Brokers. Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any Person which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and each shall indemnify, protect, hold harmless and defend the other from and against any liability for any fee or brokerage commission arising out of any act or omission of such indemnifying party.

24.7 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

24.8 Non-Recourse. Tenant specifically agrees to look solely to the Premises for recovery of any judgment from Landlord; provided, however, the foregoing is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

24.9 Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XVII, upon Tenant and its successors and assigns.

24.10 Governing Law; Jury Waiver. This Lease shall be governed by and construed and enforced in accordance with the internal laws of Maryland, without regard to the conflict of laws rules thereof; provided that that the law of the applicable Situs State shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to such Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Lease. EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

24.11 Entire Agreement. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease. All exhibits and schedules to this Lease are hereby incorporated herein by this reference.

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24.12 Headings. All titles and headings to sections, articles or other subdivisions of this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.

24.13 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

24.14 Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.

24.15 Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Lease, they shall be interpreted to refer to this Lease as a whole and not to any particular article, section or other subdivision. Whenever the words “day” or “days” are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. All references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease. The relationship between Landlord and Tenant shall be that of landlord tenant only. No term in this Lease and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership, joint venture, tenancy in common or joint tenancy or any fiduciary duty by Landlord to Tenant or any other party.

24.16 Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a day that is not a Business Day, then such period or date shall be extended until the immediately following Business Day.

24.17 Further Assurances. The parties agree to promptly sign all documents reasonably requested by the other party to give effect to the provisions of this Lease.

24.18 First Look. In the event Tenant, Guarantor, or the key principals of either proposes to purchase, sell or finance any additional healthcare or senior housing facilities, then Tenant and/or Guarantor shall first notify Landlord, and Landlord shall have ten (10) business days to present to Tenant and/or Guarantor a proposal for the acquisition, lease, finance or operation of such additional facilities, as appropriate.

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24.19 Option to Purchase. Subject to the terms and conditions set forth in this Section 24.19, Landlord hereby grants to Tenant an option (the “Purchase Option”) to purchase all, but not less than all, of the Facilities. Tenant may exercise the Purchase Option by delivery of written notice (the “Election Notice”) to Landlord at any time during the Option Period. Within thirty (30) days following Landlord’s receipt of the Election Notice, the parties shall sign the standard sale escrow instructions of a national title company (mutually acceptable to Tenant and Landlord) that are in form and substance reasonably satisfactory to Landlord and without representations or warranties, due diligence or other contingencies in favor of Tenant and Tenant shall deposit five percent (5%) of the Option Facility Purchase Price with the title company, which may be retained by Landlord as liquidated damages solely for any breach by Tenant of these terms or the escrow instructions (and which in no way shall liquidate or limit Landlord’s damages by reason of any other breach of this Lease). The escrow shall close (the “Option Closing Date”) on the date indicated in the Election Notice, which date may not be sooner than thirty (30) days after delivery of the Election Notice and may not be later than the date that is sixty (60) days after delivery of the Election Notice. On such Option Closing Date, Tenant shall pay the Option Purchase Price in cash and Landlord shall deliver to Tenant (x) a special warranty deed (or its equivalent) conveying the portion of the Facilities consisting of the Land, Leased Improvements, Related Rights and Fixtures, subject only to the Permitted Encumbrances; and (y) a bill of sale for that portion of the Facilities constituting the Intangibles and Landlord Personal Property, which bill of sale shall be delivered without warranty or recourse of any kind. Tenant shall pay all title and escrow fees, recording fees, transfer taxes and all other transaction costs arising from the sale of the Facilities to Tenant. If Tenant fails to close the escrow for any reason other than a breach by Landlord, then Tenant’s right to the Purchase Option shall terminate, and Tenant shall have no further rights under this Section 24.19.

(a) The purchase price for the Facilities (the “Option Purchase Price”) shall equal the sum of: (i) the quotient obtained by dividing (A) the monthly Base Rent in effect as of the date on which the Election Notice is delivered to Landlord multiplied by twelve (12), by (B) 0.09, plus (ii) as reasonably calculated by Landlord, any accrued but unpaid straight line rent as shown on Landlord’s books and records as of the Option Closing Date, plus (iii) the aggregate amount of any unpaid Deferred Rent on the Option Closing Date.

(b) The Purchase Option is personal to Tenant and Tenant shall have no right to exercise the Purchase Option, and Tenant’s Election Notice will be ineffective, if an Event of Default shall have occurred and be continuing on or following the date Landlord receives the Election Notice or the date on which the acquisition of the Option Facility pursuant to the Purchase Option is to close. Any termination of this Lease or any Transfer (that has not been expressly consented to by Landlord), terminates all rights under this Section 24.19 and the Purchase Option is not assignable, separate and apart from this Lease.

(c) As used herein, “Option Period” means the following periods of time: (i) January 1, 2022 through June 30, 2022; (ii) January 1, 2023 through June 30, 2023; (iii) January 1, 2024 through June 30, 2024; (iv) January 1, 2025 through June 30, 2025.

ARTICLE XXV RIGHT OF FIRST OFFER

25.1 Right of First Offer. Except as otherwise specifically provided herein, in the event Landlord determines that it desires to sell the Premises to a third party at any time during the Term, Landlord shall first offer in writing to enter into negotiations for such sale with Tenant (a “Seller’s Notice”). If Tenant (in this context, “Buyer”) shall within five (5) Business Days from receipt of a Seller’s Notice give Landlord written notice that it wishes to enter into good faith negotiations for the purchase of the Premises (a “Notice of Interest”), Landlord and Buyer shall enter into good faith negotiations for a period of fifteen (15) Business Days from Landlord’s receipt of the Notice of Interest (the “Negotiation Period”) for the sale and purchase of the Premises. If during the Negotiation Period a written agreement with respect to the purchase and sale of the Premises (a “ROFO Purchase Agreement”) is executed by Landlord and Buyer, Landlord shall sell and Buyer shall purchase the Premises on the terms and conditions set forth in the ROFO Purchase Agreement. It is hereby agreed and acknowledged that due to this Lease being a “master lease,” Tenant/Buyer must buy the entire Premises (i.e., all of the Facilities).

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25.2 Landlord’s Right to Market. If (a) a Notice of Interest is not given as set forth above, and Landlord in its sole discretion continues to desire to sell the Premises then, for a period of one (1) year after the expiration of the time within which a Notice of Interest was required to be given, or (b) a Notice of Interest is given but Landlord and Buyer do not execute a ROFO Purchase Agreement during the Negotiation Period, and Landlord in its sole discretion continues to desire to sell the Premises, then for a period of one (1) year from the expiration of the Negotiation Period, Landlord shall be free to sell Premises to any third party for a Cash Price that is not less than ninety percent (90%) of a Cash Price offered by written notice to Landlord by Buyer during the Negotiation Period, free from any claim of any right to purchase the Premises by Buyer, Guarantor or any Affiliate of Buyer or Guarantor (including, without limitation, any subsequent rights under this Article XXV, which shall be of no further force or effect). For purposes of the preceding sentence, a “Cash Price” shall be the amount to be received by Landlord in cash or equivalent upon the closing of the sale net of prorations and expenses to be borne by Landlord (excluding commissions). If the Premises are not sold within such one (1) year period, before entering into negotiations with any third party for the sale of the Premises, Landlord shall first offer to enter into negotiations for the sale thereof to Buyer pursuant to the process described above.

25.3 Limitations on Right of First Offer. The foregoing right of first offer (a) is not assignable by Tenant except to an Affiliate of Tenant, (b) shall simultaneously and automatically terminate upon termination of this Lease, (c) shall not under any circumstances be extended, modified or in any way altered except by a writing executed by Landlord and Tenant and (d) shall not apply in the event of (1) a merger transaction or sale by CareTrust REIT, Inc. involving all or substantially all of the assets of it and its subsidiaries, (2) collateral security transfers in connection with any debt or equity financing, or transfers pursuant to a foreclosure or a deed in lieu thereof, or (3) a sale or transfer to an Affiliate of Landlord or an Affiliate of CareTrust REIT, Inc. or a joint venture entity in which CareTrust REIT, Inc. or its Affiliate is the managing member or partner. Tenant’s right hereunder to receive a Seller Notice and to otherwise acquire the Premises pursuant to this Article XXV shall be conditioned on no Event of Default having occurred and then be continuing, and the ROFO Purchase Agreement shall include as a closing condition in favor of Landlord that no Event of Default occurs between the execution of the ROFO Purchase Agreement and the closing date thereunder.

[Signature page follows]

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IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

TENANT:

GREENSIDE HEALTHCARE PROPERTIES, LLC

a Florida limited liability company

By:	/s/ Richard T. Mason
Name:	Richard T. Mason
Title:	Authorized Representative

[Signatures continue on next page]

S-1

LANDLORD:

CTR PARTNERSHIP, L.P.,

a Delaware limited partnership

By:	CareTrust GP, LLC,
a Delaware limited liability company
Its:	General Partner

By:	CareTrust REIT, Inc.,
a Maryland corporation
Its:	Sole Member

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President

S-2

JOINDER

Trillium Healthcare Group, LLC, a Florida limited liability company, as Guarantor, hereby joins in this Lease for the limited purpose of assuming and agreeing to be bound by the obligations contained in Sections 1.1, 6.5, 19.4 and 24.18. This Joinder shall become void concurrently with the termination of the Guaranty as set forth in Section 3.1 of the Lease and as set forth in Section 12(n) of the Guaranty.

TRILLIUM HEALTHCARE GROUP, LLC,

a Florida Limited Liability Company

By:	/s/ G. Shayne Bench
Name:	G. Shayne Bench
Title:	Authorized Representative

Joinder-1

EXHIBIT A

DEFINED TERMS

For all purposes of this Lease, except as otherwise expressly provided in the Lease or unless the context otherwise requires, the following terms have the meanings assigned to them in this exhibit and include the plural as well as the singular:

“Accounts Collateral” means, collectively, all of the following: (i) all of the accounts, accounts receivable, payment intangibles, health-care-insurance receivables and any other right to the payment of money in whatever form, of any of the Tenant Sublessees, or any other indebtedness of any Person owing to any of the Tenant Sublessees (whether constituting an account, chattel paper, document, instrument or general intangible), whether presently owned or hereafter acquired, arising from the provision of merchandise, goods or services by any Tenant Sublessee, or from the operations of any Tenant Sublessee at each Facility, including, without limitation, the right to payment of any interest or finance charges and other obligations with respect thereto; (ii) all of the rights, titles and interests of any of the Tenant Sublessees in, to and under all supporting obligations and all other liens and property subject thereto from time to time securing or purporting to secure any such accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness owing to any of the Tenant Sublessees; (iii) all of the rights, titles and interests of any of the Tenant Sublessees in, to and under all guarantees, indemnities and warranties, letter-of-credit rights, supporting obligations, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such accounts, accounts receivable, payment intangibles, health- care insurance receivables or other indebtedness owing to any of the Tenant Sublessees; (iv) all of the now owned or hereafter acquired deposits of any of the Tenant Sublessees representing proceeds from accounts and any deposit account into which the same may be deposited, all other cash collections and other proceeds of the foregoing accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness (including, without limitation, late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible), and all deposit accounts into which the same are deposited; (v) all proceeds (whether constituting accounts, chattel paper, documents, instruments or general intangibles) with respect to the foregoing; and (vi) all books and records with respect to any of the foregoing.

“Actual Capital Expenditures Amount” has the meaning set forth in Section 7.6. “Additional Rent” has the meaning set forth in Section 2.2.

“Adjusted CPI Increase” means the actual CPI Increase as of the date of determination, not to exceed three percent (3%).

“Affiliate” means with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Agency Lender” means any of: (i) the U.S. Department of Housing and Urban Development, (ii) the Federal National Mortgage Association (Fannie Mae), or (iii) the Federal Home Loan Mortgage Corporation (Freddie Mac), or any designees, agents, originators, or servicers of any of the foregoing.

“Agreed Rate” means, on any date, a rate equal to five percent (5%) per annum above the then- applicable Lease Rate, but in no event greater than the maximum rate then permitted under applicable law. Interest at the aforesaid rates shall be determined for actual days elapsed based upon a 360 day year.

Exhibit A-1

“Alterations” means, with respect to each Facility, any alteration, improvement, exchange, replacement, modification or expansion of the Leased Improvements or Fixtures at such Facility.

“Authorization” means, with respect to each Facility, any and all licenses, permits, certifications, accreditations, Provider Agreements, CONs, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of such Facility for its Primary Intended Use and receipt of reimbursement or other payments under any Third Party Payor Program in which such Facility participates.

“Authorization Collateral” means any Authorizations issued or licensed to, or leased or held by,

Tenant.

“Bankruptcy Action” means, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law which is not dismissed within sixty (60) days of the filing thereof, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Facility; (v) such Person making an assignment for the benefit of creditors; or (vi) such Person taking any action in furtherance of any of the foregoing.

“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Base Rent” has the meaning set forth in Section 2.1.1.

“Bed Taxes” means any bed taxes, franchise permit fees, or any other taxes or assessments levied or assessed by a state, county, or other Governmental Authority (or quasi-Governmental Authority) in connection with a Facility’s beds.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, are authorized, or obligated, by law or executive order, to close.

“Capital Alterations” means any Alteration for which the budgeted cost exceeds Twenty-five Thousand Dollars ($25,000).

“Capital Expenditures” mean, with respect to each Facility, repairs, replacements and improvements to such Facility (other than the Landlord Personal Property) that (i) constitute capital expenditures in accordance with GAAP and (ii) have been completed in a good, workmanlike and lien free fashion and in compliance with all Legal Requirements and the terms of Sections 7.4 and 7.5 applicable to any Alterations. Capital Expenditures shall not include (a) expenses related to routine repairs and maintenance, (b) purchases of office equipment, or (c) any other expenditures reasonably determined by Landlord to be inappropriately characterized as a “capital expenditure”.

“Capital Expenditures Deposit” has the meaning set forth in Section 7.6.

Exhibit A-2

“Capital Expenditures Report” has the meaning set forth in Section 7.6.

“Cash Flow” shall mean the aggregate net income of Tenant attributable to the operation of the Facilities as reflected on the income statement of Tenant, plus (i) the provision for depreciation and amortization in such income statement, plus (ii) the provision for management fees in such income statement, plus (iii) the provision for income taxes in such income statement, plus (iv) the provision for Base Rent payments and interest and lease payments, if any, relating to the Facilities in such income statement, plus (v) the provision for any other non-operating items in such income statement, and minus

(vi) an imputed management fee equal to five percent (5%) of gross revenues of the Facilities (net of contractual allowances).

“Change in Control” means, as applied to any Person, a change in the Person that ultimately exerts effective Control over the first Person.

“Closure Notice” means a written notice delivered by Landlord to Tenant pursuant to which Landlord notifies Tenant that Tenant may commence a Facility Termination as to a particular Facility or Facilities.

“CMS” means the United States Department of Health, Centers for Medicare and Medicaid Services or any successor agency thereto.

“Code” means the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” has the meaning set forth in Section 1.4.

“Communications Leased Property” has the meaning set forth below in the definition of “Premises.”

“Communications Leases” shall mean, collectively, (1) that certain Option to Lease and Site Lease Agreement, dated September 14, 2000 between Brookings Municipal Utilities, as tenant, and Waverly-Casa De Paz, Inc., a Mississippi corporation, as landlord, (2) that certain Site Lease with Option dated March 29, 2006 between Iowa Wireless Services, LLC, as tenant, and Waverly-Casa De Paz, Inc., a Mississippi corporation, as landlord, and (3) that certain Site Lease Agreement dated September 28, 2001 between Waverly-Casa De Paz, Inc., a Mississippi corporation, as lessor, and TeleCorp Realty, L.L.C., a Delaware limited liability company, as lessee. Tenant acknowledges receipt of copies of the Communications Leases.

“Competing Facility” means a skilled nursing facility, assisted living facility, memory care facility, independent living facility or other health care facility providing services similar to those of the Primary Intended Use of any Facility, licensed or unlicensed, existing or to be constructed that

(i) competes in any direct or indirect way with, or is comparable in any way to, any Facility and (ii) is located within a 15-mile radius of any Facility.

“Complete Taking” means the Condemnation of all or substantially all of a Facility or a Condemnation that results in a Facility no longer being capable of being operated for its Primary Intended Use.

“CON” means, with respect to each Facility, a certificate of need or similar permit or approval (not including conventional building permits) from a Governmental Authority related to (i) the construction and/or operation of such Facility for the use of a specified number of beds in a nursing facility, assisted living facility, senior independent living facility and/or rehabilitation hospital, or (ii) the alteration of such Facility or (iii) the modification of the services provided at such Facility used as a nursing facility, assisted living facility, senior independent living facility and/or rehabilitation hospital.

Exhibit A-3

“Condemnation” means the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

“Contingent Obligation” means any direct or indirect liability of Tenant: (i) with respect to any Debt of another Person; (ii) with respect to any undrawn portion of any letter of credit issued for the account of Tenant as to which Tenant is otherwise liable for the reimbursement of any drawing; (iii) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (iv) for any obligations of another Person pursuant to any guaranty or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guarantied or otherwise supported.

“Control”, together with the correlative terms “Controlled” and “Controls,” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“CPI” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup “All Items” (1982 - 1984 = 100). If the foregoing index is discontinued or revised during the Term, the governmental index or computation with which it is replaced shall be used to obtain substantially the same result as if such index had not been discontinued or revised.

“CPI Increase” means the percentage increase (but not decrease) in (i) the CPI published for the beginning of each Lease Year, over (ii) the CPI published for the beginning of the immediately preceding Lease Year.

“Current Operator” has the meaning set forth in Section Error! Reference source not found..

“Debt” For any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit or for the deferred purchase price of property for which such Person or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (iv) all indebtedness guaranteed by such Person, directly or indirectly; (v) all obligations under leases that constitute capital leases for which such Person is liable; (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (vii) off-balance sheet liabilities of such Person; and (viii) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.

Exhibit A-4

“Environmental Activities” mean, with respect to each Facility, the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from such Facility or located on or present on or under such Facility.

“Event of Default” has the meaning set forth in Section 13.1.

“Excess Capital Expenditures Amount” has the meaning set forth in Section 7.6.

“Expiration Date” means the Initial Expiration Date, as may be extended pursuant to Section 1.4.

“Extension Notice” has the meaning set forth in Section 1.4. “Extension Term” has the meaning set forth in Section 1.4.

“Facility” means each healthcare facility located on the Premises, as identified on Schedule 1 attached hereto, including, where the context requires, the Land, Leased Improvements, Intangibles and Landlord Personal Property associated with such healthcare facility.

“Facility Default” means an Event of Default that relates directly to one or more of the Facilities (such as, for example only and without limitation, an Event of Default arising from a failure to maintain or repair, or to operate for the Primary Intended Use, or to maintain the required Authorizations for, one or more of the Facilities), as opposed to an Event of Default that, by its nature, does not relate directly to any of the Facilities.

“Facility Mortgage” means any mortgage, deed of trust or other security agreement or lien encumbering any Facility and securing an indebtedness of Landlord or any Affiliate of Landlord or any ground, building or similar lease or other title retention agreement to which any Facility are subject from time to time.

“Facility Mortgage Documents” means with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto. Facility Mortgage Documents shall also include, without limitation, any documents typically required by any Agency Lender in connection with a Facility Mortgage, including, but not limited to: (i) tenant regulatory agreements, (ii) intercreditor agreements with any receivables lender of Tenant, and (iii) any subordination, assignment, and security agreements.

“Facility Mortgagee” means the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents, including, without limitation, any Agency Lender.

“Facility Removal Date” has the meaning set forth in Section 13.2.5. “Facility Termination” has the meaning set forth in Section 14.2.5.

“Facilities Transition Agreement” shall mean that certain Facilities Transition Agreement dated as of August ___ , 2019 by and between Landlord and Tenant.

Exhibit A-5

“Fair Market Rental” means the fair market rent for the Premises as determined pursuant to Exhibit E.

“Fair Market Value” means the fair market value of a Facility as determined pursuant to Exhibit E.

“Fixtures” means all equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on, or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” means any court, board, agency, commission, bureau, office or authority or any governmental unit (federal, state, county, district, municipal, city or otherwise) and any regulatory, administrative or other subdivision, department or branch of the foregoing, whether now or hereafter in existence, including, without limitation, CMS, the United States Department of Health and Human Services, any state licensing agency or any accreditation agency or other quasi-governmental authority.

“Governmental Payor” means any state or federal health care program providing medical assistance, health care insurance or other coverage of health care items or services for eligible individuals, including but not limited to the Medicare program more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the Medicaid program more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.

“Guarantor” has the meaning set forth in Recital B, together with any and all permitted successors and assigns of the Guarantor originally named herein and any additional Person that guaranties the obligations of Tenant hereunder, from time to time.

“Guaranty” has the meaning set forth in the Recitals to this Agreement.

“Hazardous Materials” mean (i) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any Facility or to Persons on or about any Facility or cause any Facility to be in violation of any Hazardous Materials Laws; (ii) asbestos in any form which is friable; (iii) urea formaldehyde in foam insulation or any other form; (iv) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (v) medical wastes and biohazards; (vi) radon gas; and (vii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any Facility or the owners and/or occupants of property adjacent to or surrounding any Facility, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

Exhibit A-6

“Hazardous Materials Laws” mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

“Hazardous Materials Claims” mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any Facility, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Impositions” means any property (real and personal) and other taxes and assessments levied or assessed with respect to this Lease, any Facility, Tenant’s interest therein or Landlord, with respect to any Facility, including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, margin taxes, business privilege, rental tax or other excise taxes. Notwithstanding the foregoing, Impositions shall not include any local, state or federal income tax based upon the net income of Landlord and any transfer tax or stamps arising from Landlord’s transfer of any interest in any Facility.

“Improvement Funds” has the meaning set forth in Section 7.7.

“Initial Expiration Date” has the meaning set forth in Section 1.4.

“Initial Term” has the meaning set forth in Section 1.4.

“Insurance Requirements” mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy, together with all fire underwriters’ regulations promulgated from time to time.

“Intangibles” means the interest, if any, of Landlord in and to any of the following intangible property owned by Landlord in connection with the Land and the Leased Improvements: (i) the identity or business of each Facility as a going concern, including, without limitation, any names or trade names by which each Facility may be known, and all registrations for such names, if any; (ii) to the extent assignable or transferable, the interest, if any, of Landlord in and to each and every guaranty and warranty concerning the Leased Improvements or Fixtures, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Leased Improvements or Fixtures; and (iii) the interest, if any, of Landlord in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law; provided, however, that the foregoing shall not include any CON issued to or held by Landlord which shall only be licensed to Tenant on a temporary basis, which license shall be revocable at any time by Landlord.

“Issuer” means the financial institution that, from time to time, has issued a Letter of Credit. “Issuer Revocation” means that an Issuer shall fail to be in compliance with all of the Issuer Standards, or shall admit in writing its inability to pay its debts generally as they become due, shall file a petition in bankruptcy or a petition to take advantage of any insolvency statute, shall consent to the appointment of a receiver or conservator of itself or the whole or any substantial part of its property, shall file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, shall have a receiver, conservator or liquidator appointed for it (including an FDIC receiver, conservator or liquidator), or shall become subject to operational supervision by any federal or state regulatory authority.

Exhibit A-7

“Issuer Standards” mean that the Issuer: (i) has at the time of determination net worth, as determined in accordance with GAAP, in excess of Five Hundred Million Dollars ($500,000,000.00); and (ii) has a current long-term credit rating from at least two (2) nationally recognized statistical rating organizations (such as Standard & Poor’s, Moody’s Investor Services or Fitch Ratings) equivalent to or greater than A-/A3.

“Land” means, individually and collectively, the real property described in Exhibit B attached to this Lease.

“Landlord” has the meaning set forth in the opening preamble, together with any and all successors and assigns of the Landlord originally named herein.

“Landlord Personal Property” means the machinery, equipment, furniture and other personal property described in Exhibit C attached to this Lease, together with all replacements, modifications, alterations and substitutes thereof (whether or not constituting an upgrade).

“Landlord Indemnified Parties” means Landlord’s Affiliates and Landlord’s and its Affiliates’ agents, employees, owners, partners, members, managers, contractors, representatives, consultants, attorneys, auditors, officers and directors.

“Landlord’s Representatives” means Landlord’s agents, employees, contractors, consultants, attorneys, auditors, architects and other representatives.

“LC Amount” has the meaning set forth in Section 3.2.

“Lease”has the meaning set forth in the opening preamble.

“Lease Rate” means the quotient obtained by dividing (a) the then annual Base Rent under this Lease, by (b) the aggregate amount of Landlord’s investment in the Premises.

“Lease Year” means: (i) with respect to the first (1st) Lease Year, the period from the Commencement Date through July 31, 2020, and (ii) each successive period of twelve (12) calendar months thereafter during the Term.

“Leased Improvements” means all buildings, structures and other improvements of every kind now or hereafter located on the Land including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits, and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws (including common law and Hazardous Materials Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions applicable to Tenant or affecting any Facility or the applicable Tenant Personal Property or the maintenance, construction, use, condition, operation or alteration thereof, whether now or hereafter enacted and in force, including, any and all of the foregoing that relate to the use of each Facility for its Primary Intended Use.

“Letter of Credit” means an unconditional, irrevocable, standby letter of credit in the form of Exhibit F, naming Landlord as beneficiary, and issued by an Issuer that satisfies the Issuer Standards and is otherwise acceptable to Landlord in its commercially reasonable discretion.

Exhibit A-8

“Licensing Impairment” means, with respect to each Facility, (i) the revocation, suspension or non-renewal of any Authorization, (ii) any withholding, non-payment, reduction or other adverse change respecting any Provider Agreement, (iii) any admissions hold under any Provider Agreement, or (iv) any other act or outcome similar to the foregoing that would impact Tenant’s ability to continue to operate such Facility for its Primary Intended Use or to receive any rents or profits therefrom.

“Limited Termination Election” has the meaning set forth in Section 13.2.5.

“Losses” mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and reasonable consultants’ fees and expenses.

“Material Alterations” mean any Alterations that (i) would materially enlarge or reduce the size of the applicable Facility, (ii) would tie in or connect with any improvements on property adjacent to the applicable Land, or (iii) would affect the structural components of the applicable Facility or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for such Facility in any material respect.

“Minimum Rent Coverage Ratio” shall mean a Portfolio Coverage Ratio of 1.30 to 1.00. “OFAC” has the meaning set forth in Section 10.2.1.

“Operational Transfer” has the meaning set forth in Section 14.2.1.

“Ordinary Course of Business” means In respect of any transaction involving Tenant, the ordinary course of business of Tenant, as conducted by Tenant in accordance with past practices. In respect of any transaction involving a Facility or the operations thereof, the ordinary course of operations for such Facility, as conducted by Tenant in accordance with past practices.

“OTA” has the meaning set forth in Section Error! Reference source not found..

“Partial Taking” means any Condemnation of a Facility or any portion thereof that is not a Complete Taking.

“Payment Date” means any due date for the payment of the installments of Base Rent or any other sums payable under this Lease.

“Permitted Contingent Obligations” means each of the following: (i) Contingent Obligations arising in respect of Tenant’s obligations under this Lease; (ii) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (iii) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed, with respect to any particular Tenant, $50,000 in the aggregate at any time outstanding; (iv) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under this Lease; and (v) other Contingent Obligations not permitted by clauses (i) through (iv) above, not to exceed, with respect to each Tenant, $100,000 in the aggregate at any time outstanding.

“Permitted Debt” means the following: (i) the obligations of Tenant under this Lease, (ii) subject to Section 20.2, accounts receivable financing, and (iii) trade accounts payable arising and paid on a timely basis in the Ordinary Course of Business.

Exhibit A-9

“Permitted Encumbrances” means, with respect to each Facility, collectively, (i) all easements, covenants, conditions, restrictions, agreements and other matters with respect to such Facility that (a) are of record as of the Commencement Date (or were of record as of the commencement date under the Prior Lease), (b) Landlord entered into after the Commencement Date (subject to the terms hereof); or (c) are specifically consented to in writing by Landlord, (ii) any liens for Impositions that are not yet due and payable; (iii) occupancy rights of residents and patients of such Facility; and (iv) liens of mechanics, laborers, materialman, suppliers or vendors for sums not yet due, provided that such reserve or other appropriate provisions as shall be required by law or GAAP or pursuant to prudent commercial practices shall have been made therefor.

“Person” means any individual, partnership, association, corporation, limited liability company or other entity.

“Plans and Specifications” has the meaning set forth in Section 7.5.1.

“Portfolio Coverage Ratio” means, as determined on a Testing Date based on the applicable period of determination or measurement, the ratio of (i) the Cash Flow for all of the Facilities for the applicable period to (ii) Base Rent payments relating to such Facilities payable under this Lease for the applicable period.

“Premises” means, collectively, the Land, Leased Improvements, Related Rights, Fixtures, Intangibles and Landlord Personal Property; provided, however, “Premises” shall not include the property leased pursuant to the Communications Leases (the “Communications Leased Property”).

“Premises Condition Report” has the meaning set forth in Section 7.2.

“Primary Intended Use” means, as to each Facility, the type of healthcare facility corresponding to such Facility as shown on Schedule 1 attached hereto, with no less than the number of licensed beds as shown on Schedule 1 and for ancillary services relating thereto.

“Prior Lease” means that certain Master Lease dated as of May 12, 2015 by and between Landlord and Tenant, as amended by that certain First Amendment to Master Lease dated as of January 21, 2016, as further amended by that certain Second Amendment to Master Lease dated as of March 31, 2016, as further amended by that certain Third Amendment to Master Lease dated as of November 2, 2017, and as further amended by that certain Fourth Amendment to Master Lease dated as of July 1, 2018. The Prior Lease was terminated effective as of July 15, 2019.

“Prohibited Persons” has the meanings set forth in Section 10.2.1.

“Property Collateral” means all of Tenant’s right, title and interest in and to the Tenant Personal Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right.

“Provider Agreements” means any agreements issued to or held by Tenant pursuant to which any Facility is licensed, certified, approved or eligible to receive reimbursement under any Third Party Payor Program.

“Real Property Impositions” mean: (i) any real property Impositions secured by a lien encumbering any Facility or any portion thereof and (ii) any Bed Taxes.

“Reimbursement Period” has the meaning set forth in Section 14.2.4.

Exhibit A-10

“Related Rights” means all easements, rights and appurtenances relating to the Land and the Leased Improvements.

“Rent” means, collectively, Base Rent and Additional Rent.

“Request for Advance” has the meaning set forth in Section 7.7.

“Required Authorizations” shall mean, with respect to each Facility, such consents, approvals and other assurances, oral or written, as are, under local custom and practice, customarily obtained from State licensing authorities by reasonable operators of facilities like such Facility, acting in good faith, before such an operator takes possession of, and begins to operate, a facility like such Facility. By way of example and without limitation of the foregoing, if Tenant receives permission from the applicable State licensing authorities to assume operational control of a Facility prior to the issuance of a non-provisional or non-conditional license for that Facility (e.g., due to a State licensing authority’s requirement that a survey of Tenant’s operations at such Facility be completed prior to the issuance of a non-provisional or non-conditional license) and, under local custom and practice, reasonable operators of facilities like such Facility customarily take possession of, and begin to operate, facilities like such Facility on the basis of such permission, then the date of such permission would be treated as the date that Tenant obtained the Required Authorizations with respect to that Facility.

“Required Authorizations Applications” has the meaning set forth in Section Error!

Reference source not found..

“Required Capital Expenditures Amount” has the meaning set forth in Section 7.6.

“Required Per Bed Annual Capital Expenditures Amount” means five hundred dollars ($500) per licensed bed per Lease Year that Tenant is required to expend on Capital Expenditures with respect to each Facility.

“Security Deposit” shall have the meaning set forth in Section 3.1.

“Situs State” means the state or commonwealth where a Facility is located.

“Temporary Taking” means any Condemnation of a Facility or any portion thereof, whether the same would constitute a Complete Taking or a Partial Taking, where the Condemnor or its designee uses or occupies such Facility, or any portion thereof, for no more than twelve consecutive (12) months.

“Tenant” has the meaning set forth in the opening preamble, together with any and all permitted successors and assigns of the Tenant originally named herein.

“Tenant Personal Property” shall have the meaning set forth in Section 6.1.

“Tenant Sublessees” mean Tenant, and any direct or indirect subtenants or operator of any Facility, together with their successors and assigns and any additions thereto or replacements thereof.

“Term” means the Initial Term, plus any duly authorized Extension Terms.

“Terminated Facilities” has the meaning set forth in Section 13.2.5.

“Termination Notice” has the meaning set forth in Section 13.2.5.

Exhibit A-11

“Testing Date” means the date as of which the Portfolio Coverage Ratio shall be determined for the applicable measurement period, which date shall be the last day of each calendar quarter during the Term. Upon each Testing Date, the Portfolio Coverage Ratio shall be determined based upon the twelve trailing calendar months ending on such Testing Date. Notwithstanding anything in this Lease to the contrary, the first Testing Date shall be the last day of the first full calendar quarter following the first day of the second Lease Year.

“Third Party Payor Programs” shall mean any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered, supplied or administered to any admittee, occupant, resident or patient by or from any Governmental Authority, Governmental Payor, bureau, corporation, agency, commercial insurer, non-public entity, “HMO,” “PPO” or other comparable party.

“Transfer” means any of the following, whether effectuated directly or indirectly, through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assigning, conveying, selling, pledging, mortgaging, hypothecating or otherwise encumbering, transferring or disposing of all or any part of this Lease or Tenant’s leasehold estate hereunder, (ii) subletting of all or any part of any Facility; (iii) engaging the services of any Person for the management or operation of all or any part of any Facility; (iv) conveying, selling, assigning, transferring, pledging, hypothecating, encumbering or otherwise disposing of any stock, partnership, membership or other interests (whether equity or otherwise) in Tenant, Guarantor or any Person that Controls Tenant or any Guarantor, if such conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or disposition results, directly or indirectly, in a Change in Control of Tenant or Guarantor (or of such controlling Person); (v) merging or consolidating Tenant, Guarantor, or any Person that Controls Tenant or Guarantor with or into any other Person, if such merger or consolidation, directly or indirectly, results in a Change in Control of Tenant or Guarantor (or in such controlling Person); (vi) dissolving Tenant or Guarantor or any Person that Controls Tenant or Guarantor; (vii) selling, conveying, assigning, or otherwise transferring all or substantially all of the assets of Tenant, Guarantor or any Person that Controls Tenant or Guarantor; (viii) selling, conveying, assigning or otherwise transferring any of the assets of Tenant or Guarantor, if the consolidated net worth of Tenant or Guarantor immediately following such transaction is not at least equal to the consolidated net worth of Tenant or Guarantor, as applicable, as of the Commencement Date; (ix) assigning, conveying, selling, pledging, mortgaging, hypothecating or otherwise encumbering, transferring or disposing of any Authorization; or (ix) entering into or permitting to be entered into any agreement or arrangement to do any of the foregoing or granting any option or other right to any Person to do any of the foregoing, other than to Landlord under this Lease. For purposes hereof, Guarantor shall be deemed a Person that Controls Tenant, whether or not the same is true.

“Transition Notice” shall have the meaning set forth in Section 14.2.1.

Exhibit A-12

EXHIBIT B

DESCRIPTION OF THE LAND

[see attached]

Note: The Land shall not include the Communications Leased Property.

[See next page]

Exhibit B-1

Shamrock Facility:

LEGAL DESCRIPTION

TRACT 1:

The land referred to in this Commitment is located in the County of Laurens, State of Georgia and described as follows:

All that certain real estate in Laurens County, Georgia, in Land Lot 162 of the 1st Land District, in the City of Dublin, containing 3.03 acres, according to that certain "Survey for Dublin Associates, an Illinois Limited Partnership, and Ticor Title Insurance Company of California", prepared By Larry C. Jones, Georgia Registered Land Surveyor, No. 2189, dated February 17, 1987, and recorded in Plat Book 6, Page 19, records of the Clerk of Superior Court of Laurens County, Georgia. Said plat and the recorded copy thereof are hereby made a part of this description by reference thereto for all purposes.

The property herein conveyed is more particularly described according to said plat as follows:

Beginning at an iron pin situated on the southeasterly margin of the right of way of U.S. Highway No. 441, which iron pin is situated 265 feet southwesterly of the projected center line of Kellam Road (not opened), and running thence South 32 degrees 57 minutes 15 seconds West a distance of 289.90 feet along the southeasterly margin of the right of way of U.S. Highway 441 to an iron pin; thence South 51 degrees 09 minutes 25 seconds East a distance of 100.00 feet to an iron pin; thence South 33 degrees 07 minutes 00 seconds West a distance of 21.02 feet to an iron pin; thence South 46 degrees 17 minutes 20 seconds East a distance of348.98 feet to an iron pin; thence North 32 degrees 55 minutes 00 seconds East a distance of302.10 feet to an iron pin; thence North 46 degrees 16 minutes 05 seconds West a distance of 449.95 feet to an iron pin and the POINT OF BEGINNING.

TRACT2:

BEGINNING at an iron pin on the southern boundary of U.S. Highway 441 South in Dublin, Georgia, located at the westernmost corner of the property now owned by Groveland Nursing Home and being 530 feet, more or less, southwest of that point where the northeastern land lot line of said Land Lot 162 intersects with the southern boundary of U.S. Highway 441, from said point of beginning run South 33 degrees 7 minutes West along the southern boundary of U.S. Highway 441 a distance of 100.6 feet, more or less, to an iron pin located at the northernmost corner of lands now owned by one Colter, now occupied by Jack Thomas; thence run South 44 degrees 51 minutes East along said property line a distance of 387.5 feet, more or less, to an iron pin; thence run North 33 degrees 7 minutes East a distance of 100 feet, more or less, to a point where said line intersects the southeastern boundary line of the Groveland Nursing Home property; thence run North 46 degrees West a distance of 298 feet, more or less, to an iron pin; thence run North 33 degrees 7 minutes East a distance of 21 feet, more or less, to an iron pin; thence run North 51 degrees West a distance of 100 feet, more or less, to an iron pin and the said point of beginning. Said tract is a portion of that tract of land described in a plat of survey for Elder Robert T. Sanders recorded in Deed Book 291, Page 471, Office of the Clerk, Laurens Superior Court.

Said property being the same as described on that survey dated January 15, 2014, by Jones Land Surveying for Dublin Associates Limited Partnership as:

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN LAND LOT 162 OF THE 1ST LAND DISTRICT IN CITY OF DUBLIN, LAURENS COUNTY, GEORGIA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Exhibit B-2

Exhibit B-3

Casa de Paz Health Care Center

All that part of the Northwest Quarter (NW1/4) of the Southeast Quarter (SE1/4) of Section Nineteen (19), Township Eighty-nine (89) North, Range Forty-seven (47) West of the 5th Principal Meridian, Sioux City, Woodbury County, Iowa, described as follows:

Commencing at the center of said Section 19; thence East along the North line of the NW1/4 of the said SE1/4, for a distance of 955.18 feet to the place of beginning; thence continuing East along the said North line for a distance of 356.82 feet to the Northeast corner of said Quarter Quarter; thence South and along the East line of said Quarter Quarter for a distance of 439.4 feet to the North line of the East and West vacated alley in Block 12, Hubbard Place, an addition to Sioux City, Iowa; thence West along said line and said line projected for a distance of 153.2 feet to the West line of vacated John Street, as platted in said addition; thence South along said West line for 166.0 feet to the North line of West 19th Street; thence West along said Street line for a distance of 216.2 feet to a point 940 feet East of the West line of the said SE1/4; thence with an angle to the right of 92 degrees 42’18” for 202.16 feet; thence with an angle to the left of 11 degrees 46’12” for 102.68 feet; thence with an angle to the right of 18 degrees 26’18” for 304.33 feet to the place of beginning.

Denison Care Center

Land situated in the City of Denison, in the County of Crawford, State of Iowa, described as: Commencing at the intersection of the South line of the Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) of Section One (1), Township Eighty-three (83) North, Range Thirtynine (39), west of the 5th Principal Meridian, Crawford County, Iowa and the Easterly right of way line of Ridge Road, said point being the Northwest Corner of Lot 89 6th Ridgeway Addition to the City of Denison, Iowa, thence North 37 degrees 04’ East 104.41 feet along said right of way, thence Northeasterly along said right of way 185.59 feet along a 1,925.9 foot radius curve concave Southeasterly with a long chord bearing North 39 degrees 49’ 39” East 185.52 feet to the point of beginning, thence continuing Northeasterly along said right of way 307.41 feet along a 1,925.9 foot radius curve concave Southeasterly with a long chord bearing North 47 degrees 09’38” East 307.08 feet, thence North 51 degrees 44’ East 73.0 feet along said right of way, thence South 38 degrees 16’ East 374.22 feet, thence South 00 degrees 00’ East 185.98 feet to a point on the South line of said Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) thence South 90 degrees 00’ West 331.0 feet along the South line of said Southeast Quarter of the Northwest Quarter (SE1/4 NW1/4) to a point 365.0 feet East of the Northwest Corner of said Lot 89, thence North 39 degrees 03’45” West 290.79 feet to the point of beginning.

Exhibit B-4

Garden View Care Center

All of that certain tract or parcel of land located in the City of Shenandoah, Page County, Iowa, and being more particularly described as follows:

East 441 ½ feet of North 347 feet of West 30 rods of East 40 rods (Subject to Easement in Book 302 at Page 518 on North 50 feet thereof for street purposes), and West 20 feet of North 397 feet of East 10 rods, all in West Half of Northwest Quarter of Section 30, Township 69 North, Range 39 West of 5th P.M., In City of Shenandoah, Page County, Iowa.

Grandview Health Care Center

Land situated in the County of Webster, State of Iowa, described as:

A tract of land in the Northwest Quarter (NW ¼) of the Northwest Quarter (NW 1/4) of Section Thirteen (13), in Township Eighty-six (86) North, of Range Twenty-eight (28), West of the 5th P.M., Webster County, Iowa described as follows: Commencing at the Northwest corner of Section Thirteen (13), Township Eighty-six (86) North, Range Twenty-eight (28) West; thence, South 88 degrees 31’42” East, along the North line of the Northwest Quarter (NW ¼) of said Section Thirteen (13), 416.00 feet; thence South 01 degrees 28’18” West, 33.00 feet to the point of beginning, said point also being the intersection of the East right-of-way line of Second Street Northeast and the South right-of-way line of county road; thence South 88 degrees 31’ 42” East, 243.00 feet along the South right-of-way line of county road to the intersection of the West right- of-way line of Third Street Northeast; thence South 00 degrees 00’ 13” West 346.36 feet as field measured (346.75 feet platted); thence North 88 degrees 19’ 40” West, 243.00 feet to the East right-of-way line of Second Street Northeast, thence North 00 degrees 00’00” East, 345.50 feet as field measured (346.06 feet platted) to the point of beginning.

Also known as Lot 5, Northeast Dayton, Auditor’s Plat for taxation purposes, the North half (1/2) of the Northwest Quarter (NW ¼) of the Northwest Quarter (NW ¼), of Section 13, T86N, R28W of the 5th P.M., Webster County, Iowa.

Exhibit B-5

Grundy Care Center

A tract of land in the East half of the Southwest Quarter (E1/2SW1/4) of Section 7, Township 87 North, Range 16 West of the 5th P.M., in Grundy County, Iowa, more particularly described as follows:

Commencing at the Northeast corner of Block 4 of Ady’s First Addition to the Town (now City) of Grundy Center, Iowa; thence East to a point 60 feet East of the West line of the East Half of the Southwest Quarter (E1/2SW1/4) of Section 7, Township 87 North, Range 16 West of the 5th P.M. which is the Point of Beginning; thence East 330 feet; thence South 280 feet; thence West 330 feet; thence North 280 feet to the Point of Beginning.

Iowa City Rehab and Health Care Center

Parcel 1:

Commencing as a point of reference at the intersection of the West line of the Northwest Quarter of Section 7, Township 79 North, Range 5 West of the Fifth Principal Meridian, Johnson County, Iowa and the center line of Cassady’s Relocation of Williamson and Jayne Roads, also designated Old Iowa State Highway No. One; thence North 75 Degree 52 Minutes East, 807.3 feet, along the centerline of said Highway No. One to a point; thence South 0 degrees 39 Minutes West, 296.77 feet to the point of beginning; thence South 0 Degrees 39 Minutes West 404.0 feet: thence South 89 Degrees 21 Minutes East 432.0 feet, thence North 0 Degrees 39 Minutes East, 404.0 feet: thence North 89 Degrees 21 Minutes West, 432.0 feet to the point of beginning.

Parcel 2:

Non-Exclusive easement for ingress and egress created by Agreement recorded December 15, 1969 in Book 344, Page 142 described as follows:

Commencing as a point of references at the intersection of the West line of the Northwest Quarter of Section 7, Township 79 North, Range 5 West of the Fifth Principal Meridian, Johnson County, Iowa and the centerline of Cassady’s Relocation of Williamson and Jayne Road, also designated Old Iowa Highway No. One; thence N 75 Degrees 52 Minutes East, 807.3 feet along the centerline of said Highway No. One to a point; thence South 0 Degrees 39 Minutes West, 296.77 feet; thence South 89 Degrees 21 Minutes East, 70.0 feet to the point of beginning; thence North 0 Degrees 39 Minutes East, 281.11 feet to the Southerly line of Old State Highway No. One; thence North 75 Degrees 52 Minutes East, 62.05 feet; thence South 0 Degrees 39 Minutes West, 296.94 feet; thence North 89 Degrees 21 Minutes West, 60.0 feet to the point of beginning.

Exhibit B-6

Lenox Care Center

Lots 1, 2 and 3 of Wiand’s Addition No.1 in the Town of Lenox, Taylor County, Iowa.

Osage Rehabilitation and Health Care Center

THE WEST HALF OF LOT 58 EXCEPT THE NORTH 70 FEET IN THE SOUTHEAST QUARTER OF SECTION 26, TOWNSHIP 98 NORTH, RANGE 17 WEST OF THE 5TH P.M., SAID LOT BEING NUMBERED ACCORDING TO THE IRREGULAR SURVEY OF SAID SOUTHEAST QUARTER IN MITCHELL COUNTY, IOWA.

Pleasant Acres Care Center

Lot 6, except the North 150 feet thereof, and Lot 7, Adam’s Addition, in the Incorporated City of Hull, Sioux County, Iowa.

Cedar Falls Facility

Parcel One:

That part of the Southwest Quarter of Section No. 11, Township No. 89 North, Range No. 14 West of the Fifth Principal Meridian, in the City of Cedar Falls, Black Hawk County, Iowa described as follows:

Beginning at the intersection of the South line of the North 400 feet of the Southeast Quarter of the said Southwest Quarter with the West Right of Way line of Hudson Road (now established); thence South 89 degrees 22’ 44” West 307.80 feet along said South line; thence North 00 degrees 39’ 38” West 298.86 feet; thence South 89 degrees 33’ 23” West 56.09 feet; thence North 00 degrees 39’ 38” West 128.61 feet to the Southerly line of Eighth Street; thence Easterly along a curve concave Southerly 30.06 feet having a radius of 170 feet and a chord of North 84 degrees 14’ 42” East 30.03 feet; thence North 89 degrees 26’ 00” East 323.20 feet along the Southerly line of said Eighth Street; thence Southeasterly along a curve concave Southwesterly 23.66 feet having a radius of 15.00 feet and a chord of South 45 degrees 19’ 17” East 21.28 feet to the West line of said Hudson Road; thence South 00 degrees 05’ 05” East 414.92 feet along said West line of Hudson Road to the Point of Beginning.

Parcel Two:

An easement for the right to construct, reconstruct and maintain electrical transmission, said easement is 10 feet wide and its centerline is described as follows, as set forth in Easement dated October 11, 1995 and recorded October 12, 1995 in Easement Book 13, Page 377:

Commencing at the Point of Beginning of said Parcel One (as per Munson/Rosenberg/Ham Minor Plat recorded in Misc. Book 315, Page 289), thence North 50 degrees 12’ 25” East 91.99 feet along the Southerly line of Eighth Street in said City to the Point of Beginning of the centerline of said Easement; thence South 82 degrees 29’ 34” East 152.80 feet to the Point of Termination of said Easement on the nearest East boundary of Parcel being South 00 degrees 39’ 38” East 117.34 feet from the most Northerly corner of said Parcel One.

Exhibit B-7

EXHIBIT C

THE LANDLORD PERSONAL PROPERTY

All machinery, equipment, furniture and other personal property located at or about any Facility and used in connection with the ownership, operation, or maintenance of any Facility, together with all replacements, modifications, alterations and substitutes thereof (whether or not constituting an upgrade) but excluding the following:

(a) all vehicles (including any leasehold interests therein);

(b) all office supplies, medical supplies, food supplies, housekeeping supplies, laundry supplies, and inventories and supplies physically on hand at the Facility;

(c) all customer lists, patient files, and records related to patients (subject to patient confidentiality privileges) and all books and records with respect to the operation of the Facility;

(d) all employee time recording devices, proprietary software and discs used in connection with the operation of the Facility by Tenant or any Person who manages the operations of any Facility, all employee pagers, employee manuals, training materials, policies, procedures, and materials related thereto with respect to the operation of the Facilities; and

(e) all telephone numbers, brochures, pamphlets, flyers, mailers, and other promotional materials related to the marketing and advertising of the Tenant’s business at the Facility.

Exhibit C

EXHIBIT D

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

FINANCIAL REPORTING

●	Monthly Financial Reporting: No later than 30 days after the end of each calendar month, Tenant shall deliver to Landlord, presented on a consolidated and consolidating as well as a Facility-by- Facility basis, monthly financial statements prepared for the applicable month with respect to Tenant. Landlord may require Tenant to provide similar financial reports utilizing the same or a similar template, for periods prior to the Commencement Date, in which case Tenant shall provide such reports within thirty (30) days following Landlord’s demand therefor. Together with its delivery to Landlord of the monthly financial reports and statements required hereunder, Tenant shall deliver, or cause to be delivered, to Landlord, an Officer’s Certificate certifying that the foregoing statements and reports are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.

●	Quarterly Financial Reporting:

o	No later than 45 days after the end of each fiscal quarter of Tenant, Tenant shall deliver to Landlord, presented on a consolidated and consolidating as well as a Facility-by- Facility basis, quarterly and year-to-date unaudited financial statements prepared for the applicable quarter with respect to Tenant and any Guarantor. Such reports shall include:

●	A balance sheet and operating statement as of the end of such fiscal quarter;

●	Related statements of income;

●	A statement setting forth in reasonable detail the calculation and Tenant’s compliance with each of the performance covenants set forth in Section 6.12 of this Lease for the applicable fiscal quarter; and

●	Such other information as Landlord shall reasonably request.

o	Together with its delivery to Landlord of the quarterly financial reports and statements required hereunder, Tenant shall deliver, or cause to be delivered, to Landlord, an Officer’s Certificate (for Tenant and a separate Officer’s Certificate (from an officer of any Guarantor) for any financial reports of statements of Guarantor) certifying that the foregoing statements and reports are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.

●	Annual Financial Reporting: As soon as available, any in any event within 30 days after the close of each fiscal year of Tenant, Tenant shall deliver to Landlord, presented on a consolidated and consolidating as well as on a Facility-by-Facility basis, interim financial statements prepared for such fiscal year with respect to Tenant and any Guarantor, including a balance sheet and operating statement as of the end of such fiscal year, together with related statements of income and members’, partners’, or owners’ capital for such fiscal year. Together with Tenant’s and any Guarantor’s annual financial statements, Tenant shall deliver to Landlord such other information as Landlord shall reasonably request.

Exhibit D

o	The audited annual financial statements shall be delivered by Tenant (or any Guarantor) within 90 days after the close of each fiscal year of Tenant, and shall have been audited by an independent certified public accounting firm reasonably satisfactory to Landlord, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, and shall not be qualified as to the scope of the audit or as to the status of any Tenant or Guarantor as a going concern.

●	Audit and Other Inspection Rights: Without limitation of Tenant’s other obligations as set forth in this Lease or this Exhibit D, Landlord shall have the right, from time to time and at its expense (unless an Event of Default exists, in which case Tenant shall, within ten (10) after demand therefor, reimburse Landlord for any and all costs and expenses incurred by Landlord in connection with exercising its rights under this paragraph), to audit and inspect the books, records and accounts of Tenant or any Guarantor and/or relative to any Facility(ies) designated by Landlord from time to time, provided, however, that, (a) if no Event of Default exists, Landlord shall give Tenant not less than five (5) Business Days advance written notice of the commencement of any such inspection and (b) Landlord shall not require or perform any act that would cause Tenant or any Guarantor to violate any laws, regulations or ordinances relating to employment records or that protect the privacy rights of Tenant’s or Guarantor’s employees, healthcare patients or residents. Tenant shall reasonably cooperate (and shall cause its independent accountants and other financial advisors to reasonably cooperate) with all such inspections. Such inspections shall be conducted in a manner that does not materially interfere with Tenant’s business operations or the business operations relative to any affected Facility(ies). Unless otherwise agreed in writing by Landlord and Tenant, such inspections shall occur during normal business hours.

●	Method of Delivery: All financial statements, reports, data and other information required to be delivered by Tenant (or Guarantor) pursuant hereto shall be delivered via email to such email address as Landlord may designate from time to time and shall be in the format and otherwise in the form required pursuant to Section 6.7.

REGULATORY REPORTING

●	Regulatory Reports with respect to each Facility: Within ten (10) Business Days after Tenant’s receipt, Tenant shall deliver to Landlord by written notice the following regulatory reports with respect to each Facility:

○	All federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to any Facility and its operations, including state department of health licensing surveys and reports relating to complaint surveys;

○	All Medicare and Medicaid certification surveys;

○	All life safety code survey reports and/or fire marshal survey reports.

●	Reports of Regulatory Violations: Within five (5) Business Days after Tenant’s receipt of any of the following, Tenant shall deliver to Landlord by written notice copies of the same along with all related documentation:

○	Any survey or notice related in any way to a survey deficiency with a scope and severity of “G” or higher;

Exhibit D

○	Any threat of denial of payment for new admissions, or any civil monetary penalty imposed in the amount of $500 per diem or more or $5,000 per incident or more;

○	Any violation of any federal, state, or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;

○	Any suspension, termination or restriction (including immediate jeopardy) placed upon Tenant (or Guarantor) or any Facility, the operation of any Facility or the ability to admit residents or patients or any threat of any of the foregoing from state or federal authorities and/or agencies;

○	The inclusion of any Facility on the “Special Focus List” maintained by CMS;

○	Any violation of any other permit, approval or certification in connection with any Facility or the operations thereof, by any federal, state or local authority, including Medicare or Medicaid;

○	Any knowledge, whether a formal notice is given or received or not, of a pending or threatened investigation by a state attorney general, the OIG-HHS, or the U.S. Department of Justice relating to Guarantor or any principal, parent, subsidiary or other affiliate thereof.

ANNUAL BUDGETS

●	Annual Budgets: Within thirty (30) days after the commencement of each calendar year of Tenant during the Term, Tenant shall deliver to Landlord an annual operating budget covering the operations of each Facility for the forthcoming calendar year, which budget shall include month- to-month projections. Said annual operating budgets shall be in a form and shall contain such information as is reasonably acceptable to Landlord. Tenant shall promptly deliver to Landlord any subsequent revisions to annual operating budgets.

●	Annual Capital Budgets. Within thirty (30) days after the commencement of each calendar year of Tenant during the Term, Tenant shall deliver to Landlord an annual budget setting forth Tenant’s reasonable estimate of the capital repairs, replacements, and improvements to each Facility that Tenant anticipates will be necessary in such calendar year to comply with its obligations under this Lease.

Exhibit D

EXHIBIT E

FAIR MARKET VALUE/RENTAL

If it becomes necessary to determine the Fair Market Value or Fair Market Rental of the Premises or any individual Facility for any purpose under this Lease, Landlord and Tenant shall first attempt to agree on such Fair Market Value or Fair Market Rental, as the case may be. If Landlord and Tenant are unable to so agree within a reasonable period of time not to exceed thirty (30) days, then Landlord and Tenant shall have twenty (20) days to attempt to agree upon a single Appraiser to make such determination. If the parties so agree upon a single Appraiser, such Appraiser shall, within forty- five (45) days of being engaged, determine the Fair Market Value or Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date), and such determination shall be final and binding upon the parties.

If Landlord and Tenant are unable to agree upon a single Appraiser within such twenty (20)       days, then each party shall have ten (10) days in which to provide the other with the name of a person selected to act as Appraiser on its behalf. Each such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Value or Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). If the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value or Fair Market Rental, as the case may be, shall be the average of the amounts so determined, and such average shall be final and binding upon the parties. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser. If the first Appraisers fail to appoint a third Appraiser within such twenty (20) days, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Such third Appraiser, shall, within forty-five (45) days of being selected or appointed, determine the Fair Market Value or Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). The determination of the Appraiser which differs most in terms of dollar amount from the determinations of the other two Appraisers shall be excluded, and the Fair Market Value or Fair Market Rental, as the case may be, shall be the average of the amounts of the two remaining determinations, and such average shall be final and binding upon the parties.

If either party fails to select an Appraiser within such ten (10) days or a selected Appraiser fails to make its determination within such forty-five (45) days, the Appraiser selected by the other party or the Appraiser that makes its determination with such forty-five (45) days, as applicable, shall alone determine the Fair Market Value or Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date) and such determination shall be final and binding upon the parties.

Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (½) of the fees and expenses of the third Appraiser.

For purposes of determining the Fair Market Value or Fair Market Rental, as the case may be, the Premises or the applicable Facility, as applicable, shall be valued at its highest and best use which shall be presumed to be as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the following specific matters shall be factored in or out, as appropriate, in determining the Fair Market Value or Fair Market Rental, as the case may be:

1. The negative value of (a) any deferred maintenance or other items of repair or replacement of the Premises or the applicable Facility, (b) any then current or prior licensure or certification violations and/or admissions holds and (c) any other breach or failure of Tenant to perform or observe its obligations hereunder shall not be taken into account; rather, the Premises or the applicable Facility, and every part thereof shall be deemed to be in the condition required by this Lease (i.e., in good order and repair and fully licensed) and Tenant shall at all times be deemed to have operated the same in compliance with and to have performed all obligations of the Tenant under this Lease.

Exhibit E-1

2. The occupancy level of the Premises shall be deemed to be the average occupancy during the period commencing on that date which is eighteen (18) months prior to the date of the initial request for the determination of the Fair Market Value or Fair Market Rental, as the case may be, and ending on the date which is six (6) months prior to the date of the initial request for the determination of the Fair Market Value or Fair Market Rental, as the case may be.

As used herein, “Appraiser” means an appraiser licensed or otherwise qualified to do business in the applicable Situs State and who has substantial experience in performing appraisals of facilities similar to the Premises and holds the Appraisal Institute’s MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is approved by Landlord.

Exhibit E-2

EXHIBIT F

FORM OF APPROVED LETTER OF CREDIT

[NAME] BANK

IRREVOCABLE LETTER OF CREDIT NO.

DATE:

EXPIRATION DATE:

___________________________

___________________________

___________________________

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit in your favor for the account of

                                                                                      (“Customer”) available by your draft(s) on us payable at sight in an amount not to exceed a total of                                        Dollars ($                        ) when accompanied by the following documents:

1. A certificate which on its face appears to have been executed by an officer of                                     , a                                               , or any successor entity by operation of law (“Beneficiary”), stating the amount which Beneficiary is drawing and that one or more of the following events has occurred:

(a)       an Event of Default has occurred under that certain Lease dated as of                             , 20       between Beneficiary and                                             (the “Lease”);

(b) a default under that certain Guaranty of Lease dated                      ,20        , executed by                      , a for the benefit of Beneficiary; or

(c)       either (i) an FDIC receiver or conservator has been appointed for the Issuer (as defined in the Lease)) or (ii) the Issuer has become subject to operational supervision by any federal or state regulatory authority.

2.       The original Letter of Credit must accompany all drafts unless a partial draw is presented, in which case the original must accompany final draft.

This Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Customer disputes the content of such statement.

This Letter of Credit may be transferred or assigned by Beneficiary to any successor or assign of Beneficiary’s interests under the Lease or to any lender obtaining a lien or security interest in the property covered by the Lease. Each draft hereunder by any assignee or successor shall be accompanied by a copy of the fully executed documents or judicial orders evidencing such encumbrance, assignment or transfer.

Exhibit F-1

Any draft drawn hereunder shall be in the form attached hereto as Schedule 1. Partial drawings are permitted with the amount of the Letter of Credit being reduced, without amendment, by the amount(s) drawn hereunder.

This Letter of Credit shall expire at 5:00 p.m., Pacific Time, on the expiration date set forth above. Notwithstanding the foregoing, this Letter of Credit shall be automatically extended for additional periods of one year from the present or each future expiration date unless we have notified you in writing, not less than ninety (90) days before any such expiration date, that we elect not to renew this Letter of Credit. Our notice of any such election shall be sent by express, registered or certified mail to the address shown above.

Except so far as otherwise expressly stated, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600.” We hereby agree with you and all persons negotiating such drafts that all drafts drawn and negotiated in compliance with the terms of this Letter of Credit will be duly honored upon presentment and delivery of the documents specified above by express, certified or registered mail, overnight or other delivery by national courier service or personal delivery to,                         , if negotiated on or before the expiration date shown above.

Very truly yours,

Authorized Signature

Authorized Signature

Exhibit F-2

SCHEDULE 1 TO EXHIBIT F

SIGHT DRAFT

TO:

Attention:

PAY TO THE ORDER OF:

[NAME OF BENEFICIARY]

c/o [NAME OF BANK] [ADDRESS OF BANK]

ABA No. [INSERT ABA NO.]

for the benefit of [NAME OF BENEFICIARY]

Account No. [INSERT ACCOUNT NO.]

THE SUM OF:

                                   Dollars ($                         )

DRAWN ON:

Irrevocable Letter of Credit No.

Dated                        , 20                     issued by

                                                            Bank

[BENEFICIARY]

By:
Name:
Title:

Exhibit F-3

EXHIBIT G

FORM OF SUBORDINATION OF MANAGEMENT AGREEMENT

THIS SUBORDINATION OF MANAGEMENT AGREEMENT (this “Agreement”)

is made as of                                  , 20   , by and among CTR PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”),                                          (“Tenant”), and                                                     (“Manager”).

RECITALS

A. Pursuant to the terms of that certain Master Lease dated , by and between Landlord and Tenant (the “Lease”), Landlord has agreed to lease to Tenant that certain real property more particularly described on Exhibit A attached hereto and by this reference incorporated herein, together with all improvements located thereon (the “Property”). All initially-capitalized terms used herein without definition shall have the meanings given to them in the Lease.

B. Tenant and Manager have entered into that certain Management Agreement dated as of                  (together with any amendments thereto, the “Management Agreement”), pursuant to which, Manager operates the Property on the terms and conditions set forth in the Management Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are, by this reference, incorporated herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Subordination. The Lease, and all supplements, amendments, and modifications thereto and all renewals, replacements or extensions thereof, shall unconditionally be and remain at all times a lien or charge on the Property prior and superior to both (a) the Management Agreement and (b) all rights and privileges of Manager and Tenant thereunder. The Management Agreement, together with all rights and privileges of Manager and Tenant thereunder (including, without limitation, any rights of Manager to receive any compensation or other payment), is hereby unconditionally subjected, and made subordinate, to the lien or charge of the Lease in favor of Landlord and all rights and privileges of Landlord thereunder, including, without limitation, the rights of Landlord to receive the Rent from Tenant and all other amounts due under the Lease. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing under the Lease, Tenant shall be entitled to pay to Manager, and Manager shall be entitled to receive, all compensation, fees, costs, expenses and reimbursements as provided in the Management Agreement (subject, however, to Section 3 of this Agreement).

2. Landlord Not Obligated Under Management Agreement. Except as otherwise expressly provided in Section 6 below, nothing in this Agreement shall be deemed to be, or construed to be, an agreement by Landlord to perform any covenant of Tenant under the Management Agreement, including, but not limited to, the obligation to make any payments required from Tenant under the Management Agreement. The Management Agreement is an agreement solely between Tenant and Manager, and any and all rights and remedies of Manager shall be solely against Tenant. Manager shall neither do, nor permit anything to be done, that would cause (a) there to exist an “Event of Default” in any obligation of Tenant under the Lease or (b) the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Landlord under the Lease. Manager represents that it has read an executed version of the Lease and is familiar with the terms thereof.

Exhibit G-1

3. Manager’s Agreements.

(a) Manager agrees that during the term of the Management Agreement, without Landlord’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed, Manager will not:

(i) accept any payment more than one (1) month in advance under the Management Agreement; or

(ii) cancel, terminate or surrender, except at the normal expiration of the term thereof, the Management Agreement or enter into any amendment or modification of, or any agreement that supplements the terms of, the Management Agreement. Nevertheless, Manager shall have the right to terminate the Management Agreement for default by Tenant by giving Landlord 45 days’ prior written notice of such termination (“Manager Termination Notice”). In the event Landlord (or Tenant) cures such default in that 45-day period, then any Manager Termination Notice related to the then-cured default shall be deemed null and void and shall be of no further force or effect.

(b) Notwithstanding anything in the Management Agreement to the contrary, Manager hereby acknowledges the existence of the Lease and acknowledges that Tenant is the tenant of and not the fee owner of the Property. As such, Manager hereby agrees and acknowledges that the Management Agreement shall terminate upon the expiration of the Lease.

(c) Manager agrees to reasonably cooperate with Landlord, as well as any broker, agent, lenders, appraisers or other advisors involved in any prospective sale or financing with respect to the Property and also with Landlord and/or any third party who takes over management of the Property upon the termination or expiration of the Management Agreement. Such reasonable cooperation shall include, without limitation, (i) providing access to the Property, (ii) arranging interviews with residents, and Manager’s key employees, and (iii) providing promptly upon request all information related to the Property in Manager’s possession or readily available to Manager including, financial records, property tax records, employee records, copies of leases, copies of service contracts, copies of warranties and guarantees, health care licenses (and all reports related thereto), complete resident files, loss history reports and maintenance and repair records.

4. Manager’s Representations. Manager warrants and represents to Landlord, as of the date hereof, that the following are true and correct:

(a) Attached hereto as Exhibit B is a full, complete and accurate copy of the Management Agreement.

(b) The entire agreement between Manager and Tenant for the services provided by Manager with respect to the Property is evidenced by the Management Agreement.

(c) The Management Agreement constitutes the valid and binding agreement of Manager, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law); and Manager has full authority under all state and local laws and regulations to perform all of its obligations under the Management Agreement.

Exhibit G-2

(d) Neither Tenant nor Manager is in default in the performance of any of its obligations under the Management Agreement and all payments and fees required to be paid by Tenant to Manager thereunder have been paid to the date hereof.

5. Default Notices. From and after the date hereof, Tenant and Manager shall send a copy of any notice of default or similar statement under the Management Agreement to Landlord at the same time such notice or statement is sent to the applicable party under the Management Agreement. Such notices shall be delivered to Landlord in the manner and at the addresses set forth in Section 12.

6. Landlord Right to Continue or Terminate Management Agreement.

  (a) The parties hereto acknowledge and agree that, notwithstanding any provisions of the Management Agreement to the contrary, Landlord shall have the right and option at any time after the occurrence and continuance of an Event of Default under the Lease to either (i) require Manager to continue performance under the Management Agreement on behalf of Landlord, by so advising Manager, in writing, promptly upon the occurrence and continuance of the Event of Default (the “Continuation Notice”), whereupon Landlord shall (x) have the right to exercise all of the rights and remedies of Tenant under the Management Agreement and (y) pay to Manager, on a timely basis and pursuant to the terms of the Management Agreement, those fees or other compensation that first accrue under the terms of the Management Agreement from and after the date on which Landlord delivers the Continuation Notice to Manager; or (ii) terminate the Management Agreement by written notice to Manager (the “Accelerated Termination Notice”), whereupon Manager will comply with the requirements of Section 6(c) below.

  (b) If Landlord exercises its right to require Manager to perform under the Management Agreement and delivers a Continuation Notice to Manager, then Landlord shall have the right, within ninety (90) days following delivery of the Continuation Notice and without cause, by written notice to Manager (the “Post-Continuation Termination Notice”), to terminate the Management Agreement. In that event, promptly following the termination date set forth in the Post-Continuation Termination Notice (the “Post-Continuation Termination Date”), Landlord shall pay to Manager any then-accrued, but unpaid, fees or other compensation due to Manager under the terms of the Management Agreement for the period of time from and after Landlord’s delivery of the Continuation Notice and continuing through the Post-Continuation Termination Date.

  (c) If (i) Landlord delivers an Accelerated Termination Notice, then on the termination date set forth therein (“Accelerated Termination Date”), or (ii) Landlord delivers a Post- Continuation Termination Notice, then on the Post-Continuation Termination Date, Manager shall cooperate with Landlord (or a replacement manager selected by Landlord, in its sole discretion) and do all that is commercially reasonable to effectuate the orderly transition of the management and/or operation of the Property (the “Transition”). Manager’s obligation to cooperate in the orderly Transition shall include, without limitation, Manager complying with its obligations under Section 3(c) of this Agreement, together with the prompt delivery to Landlord of the following: (A) an accounting reflecting the balance of income and expenses of and from the Property to the Accelerated Termination Date or the Post- Continuation Termination Date, as applicable; (B) any balance of monies held by Manager in connection with the Property; and (C) all books and records relating to the Property which are in Manager’s possession or under Manager’s control (copies of which may be retained by Manager, at Manager’s expense), together with such authorizations and letters of direction addressed to tenants, residents, suppliers, employees, banks and other parties as Landlord may reasonably require. In addition to the foregoing, Manager shall: (x) perform all reporting and accounting functions under the Management Agreement for the period from the date of the last report or accounting to the Accelerated Termination Date or the Post-Continuation Termination Date, as applicable; and (y) assign, transfer, convey or deliver to Landlord or its designee, as appropriate, all service contracts, equipment leases and personal property relating to and used in the operation and maintenance of the Property. A final accounting for unpaid fees (if any) due to Manager under the Management Agreement shall be prepared by Manager, at Manager’s expense, and delivered to Landlord within sixty (60) days after the Accelerated Termination Date or the Post-Continuation Termination Date, as applicable.

Exhibit G-3

  (d) Landlord shall not be (i) liable for any action or omission of any prior owner of the Property; or (ii) subject to any counterclaim or claims which Manager might now or in the future have or otherwise be entitled to assert against Tenant.

  (e) Any and all rents, deposits, penalties and any other monies, of any nature, held by Manager, on behalf of Tenant and pursuant to the terms of the Management Agreement, shall be payable to Landlord upon demand.

  (f) If Landlord exercises its option to deliver an Accelerated Termination Notice or a Post-Continuation Termination Notice, as the case may be, then, notwithstanding any provision of the Management Agreement to the contrary, no termination fee, severance, commission, penalty or other compensation shall be due and payable by Landlord to Manager, except as set forth in Section 6(b).

7. Entire Agreement. This Agreement shall be the whole and only agreement with regard to the subjection and subordination of the Management Agreement, together with all rights and privileges of Tenant and Manager thereunder, to the lien or charge of the Lease and shall supersede and cancel, but only insofar as would affect the priority between the Management Agreement and the Lease, any prior agreements as to such subjection or subordination, including, but not limited to, any provisions contained in the Management Agreement that provide for the subjection or subordination of the Management Agreement to the Lease. In the event of any conflict between the terms of this Agreement and those of the Management Agreement, this Agreement shall control, in all events.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Agreement to form one document, which may be recorded.

9. Modification. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10. Prevailing Party Costs and Expenses. In the event any legal action or proceeding is commenced to interpret or enforce the terms of, or obligations arising out of, this Agreement, or to recover damages for the breach thereof, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees, costs and expenses incurred by the prevailing party.

11. Governing Law. The parties hereto agree that the rights and obligations under this Agreement shall be governed by and construed and interpreted in accordance with the internal law of theState in which the Property is located without giving effect to the conflicts-of-law rules and principles of such or any other state.

Exhibit G-4

12. Notices. Any notice which a party is required or may desire to give the other parties shall be in writing and shall be sent by personal delivery or by either (a) United States registered or certified mail, return receipt requested, postage prepaid, or (b) Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:

c/o Trillium Healthcare Group, LLC	c/o CareTrust REIT, Inc.
5115 East State Road 64	905 Calle Amanecer, Suite 300
Bradenton, FL 34208 Attn:	San Clemente, California 92673
Richard T. Mason	Attn: Gregory K. Stapley, CEO

With a copy to:	With a copy to:

Rotella Legal Group, P.A.	Sherry Meyerhoff Hanson & Crance LLP
100 South Ashley St., Suite 375	610 Newport Center Drive, Suite 1200
Tampa, FL 33602	Newport Beach, California 92660-6445
Attn: James B. Callister, Esq.

If to Manager:

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be, whether accepted or refused. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given. Any party hereto may designate a different address for itself by notice to the other parties in accordance with this Section 12. In the event a party is not a natural person, delivery to an officer, director or partner of such party shall be deemed delivery to such party.

13. Landlord’s Reliance. Manager has executed this Agreement (a) in order for Tenant to comply with the Lease and to induce Landlord to accept Manager as the manager of the Property and (b) with full knowledge that Landlord shall rely upon the representations, warranties and agreements herein contained, and that, but for this instrument and the representations, warranties and agreements therein contained, Landlord would not take such action.

14. No Joint Venture. Landlord has no obligation to Manager with respect to the Lease and Manager shall not be a third party beneficiary with respect to any of Landlord’s obligations to Tenant set forth in the Lease. The relationship of Landlord to Tenant is one of a landlord to a tenant, and Landlord is not a joint venturer or partner of Tenant.

15. Further Assurances. Manager further agrees to (a) execute such affidavits and certificates as Landlord shall reasonably require to evidence further the agreements herein contained, (b) on request from Landlord, furnish Landlord with copies of such information as Tenant is entitled to receive under the Management Agreement, and (c) reasonably cooperate with Landlord’s representative in any inspection of all or any portion of the Property.

[Signatures begin on next page]

Exhibit G-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDLORD:

CTR PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	CareTrust GP, LLC,
a Delaware limited liability company
Its:	General Partner

By:	CareTrust REIT, Inc.,
a Maryland corporation
Its:	Sole Member

By:
Name:	Gregory K. Stapley
Title:	President

TENANT:

[INSERT]

By:
Name:
Title:

MANAGER:

[INSERT]

By:
Name:
Title:

Exhibit G-6

SCHEDULE 1

FACILITY LIST

Facility Name	Facility Address	Primary Intended Use	No. of Licensed Beds
Shamrock Nursing & Rehab Center	1634 Telfair Street Dublin, GA 31021	SNF	105 beds
Iowa City Rehab and Health Care Center	3661 Rochester Ave. Iowa City, Iowa 52245	SNF	89 beds
Casa de Paz Health Care Center	2121 W. 19th Street Sioux City, Iowa 51103	SNF	71 beds
Osage Rehabilitation and Health Care Center	830 South 5th Street Osage, Iowa 50461	SNF	50 beds
Denison Care Center	1202 Ridge Road Denison, Iowa 51442	SNF	50 beds
Grandview Health Care Center	508 2nd Street N.E. Dayton, Iowa 50530	SNF	48 beds
Pleasant Acres Care Center	309 Railroad Street Hull, Iowa 51239	SNF	60 beds
Lenox Care Center	111 E. Van Buren St. Lenox, Iowa 50851	SNF	50 beds
Grundy Care Center	102 East J Ave. Grundy Center, Iowa 50638	SNF	40 beds
Garden View Care Center	1200 W. Nishna Road Shenandoah, Iowa 51601	SNF	90 beds
Cedar Falls Health Care Center	1728 West 8th Street Cedar Falls IA 50613	SNF	82 beds

Defined Terms

“SNF”	Skilled Nursing Facility
“ALF”	Assisted Living Facility
“ILF”	Independent Living Facility
“ALZ”	Alzheimer’s Care/Memory Care Facility

Schedule 2

SCHEDULE 2

TENANT OWNERSHIP STRUCTURE

Name	Mailing Address	Membership Interest in Each Tenant
Trillium Healthcare Group, LLC	5115 East State Road 64 Bradenton, FL 34208	100%

Schedule 2

MASTER LEASE

Between

CTR PARTNERSHIP, L.P.,

a Delaware limited partnership, as “

Landlord”

and

Entity(ies) Identified Herein as “Tenant”

Dated: August 16, 2019

IOWA AND GEORGIA PORTFOLIO

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

EXHIBITS/SCHEDULES

1.1	Recognition of Master Lease; Irrevocable Waiver of Certain Rights.	1
1.2	Definitions	1
1.3	Lease of Premises; Ownership	2
1.4	Term	2
1.5	Net Lease	2
2.1	Base Rent	2
2.2	Additional Rent	3
2.3	Method of Payment	4
2.4	Late Payment of Rent	4
2.5	Guaranty	4
3.1	Security Deposit	4
3.2	Letter of Credit	5
4.1	Impositions	7
4.2	Utilities; CC&Rs	7
4.3	Insurance	7
4.4	Other Charges	8
4.5	Real Property Imposition Impounds	8
4.6	Insurance Premium Impounds	8
5.1	Acceptance of Premises	9

(iv)

(continued)

(v)

(continued)

(vi)

(continued)

Exhibit A Defined Terms
Exhibit B Description of the Land
Exhibit C The Landlord Personal Property
Exhibit D Financial, Management and Regulatory Reports
Exhibit E Fair Market Value/Rental
Exhibit F Form of Approved Letter of Credit
Schedule 1 Facility List
Schedule 2 TENANT OWNERSHIP STRUCTURE

(vii)